     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 1999


                                            REGISTRATION STATEMENT NO. 333-65973
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                        MEMC ELECTRONIC MATERIALS, INC.
             (Exact name of Registrant as specified in its charter)

                     DELAWARE                                              56-1505767
 (State or other jurisdiction of incorporation or            (I.R.S. employer identification number)
                   organization)

                       501 PEARL DRIVE (CITY OF O'FALLON)
                           ST. PETERS, MISSOURI 63376
                                 (314) 279-5500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            HELENE F. HENNELLY, ESQ.
                           CORPORATE VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                        MEMC ELECTRONIC MATERIALS, INC.
                       501 PEARL DRIVE (CITY OF O'FALLON)
                           ST. PETERS, MISSOURI 63376
                                 (314) 279-5500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        COPIES OF ALL CORRESPONDENCE TO:

               R. Randall Wang, Esq.                                 Patrick A. Pohlen, Esq.
             Peter D. Van Cleve, Esq.                                 Brett D. White, Esq.
                  Bryan Cave LLP                                       Cooley Godward LLP
              One Metropolitan Square                                 Five Palo Alto Square
            211 N. Broadway, Suite 3600                                3000 El Camino Real
          St. Louis, Missouri 63102-2750                               Palo Alto, CA 94306
                  (314) 259-2000                                         (650) 843-5000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Not Complete)


Issued March 2, 1999



                              [12,520,000] SHARES


                      MEMC ELECTRONIC MATERIALS, INC. LOGO
                        MEMC ELECTRONIC MATERIALS, INC.

                                  COMMON STOCK

                            ------------------------


     MEMC is distributing to each of its stockholders, other than members of its majority stockholder group, rights to purchase MEMC common stock. Each right entitles the holder to purchase one share of MEMC common stock, plus a portion of any shares remaining if not all of the rights are exercised. [We currently estimate that the subscription price will be between $7.00 and $8.00 per share. For purposes of this preliminary prospectus, we have assumed the subscription price and the number of shares offered.]


                            ------------------------

     MEMC common stock trades on the New York Stock Exchange under the symbol "WFR." We have applied to list the rights on the NYSE under the symbol "WFRRT." We cannot assure you that an active trading market will develop or be maintained for the rights.
                            ------------------------


     INVESTING IN MEMC COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


                            ------------------------

                      SUBSCRIPTION PRICE $[7.50] PER SHARE

                            ------------------------


                                                    DEALER MANAGER        OFFERING
                               PUBLIC OFFERING    FEES AND ESTIMATED     PROCEEDS TO
                                    PRICE         REIMBURSED EXPENSES       MEMC
                               ---------------    -------------------    -----------
Per Share..................        $[7.50]              $[.16]             $[7.34]
Total......................      $93,900,000          $1,970,000         $91,930,000



     See "Plan of Distribution" beginning on page 54 for information relating to fees and reimbursed expenses we will pay to the dealer managers.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------

                                Dealer Managers

NATIONSBANC MONTGOMERY SECURITIES LLC                          J.P. MORGAN & CO.

                                          , 1999

                 QUESTIONS & ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS THE RIGHTS OFFERING?


     The rights offering is a distribution of rights on a pro rata basis to all of our stockholders other than VEBA Corporation and its affiliates. We are
distributing [.66] rights for every share of MEMC common stock held on        ,
1999.


WHAT IS A RIGHT?


     Each right entitles stockholders to purchase one share of MEMC common stock at a subscription price of $[7.50] per share. Each right carries with it a basic subscription privilege and an over-subscription privilege.


WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?


     The basic subscription privilege of each right entitles you to purchase one share of MEMC common stock for $[7.50], the subscription price.


WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?


     The over-subscription privilege of each right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of MEMC common stock at the same subscription price of $[7.50] per share.


WHAT ARE THE LIMITATIONS ON THE OVER-SUBSCRIPTION PRIVILEGE?


     We will be able to satisfy your exercise of the over-subscription privilege only if rights holders subscribe for less than a total of [12,520,000] shares. If sufficient shares are available, we will honor the over-subscription requests in full. If over-subscription requests exceed the shares available, we will allocate the available shares pro rata among those who over-subscribed.


WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER OR A CUSTODIAN BANK?

     If you hold shares of MEMC common stock through a broker, dealer or other nominee, we will ask your broker, dealer or nominee to notify you of the rights offering. If you wish to sell or exercise your rights, you will need to have your broker, dealer or nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker or custodian bank with the other rights offering materials.

WILL I BE CHARGED A SALES COMMISSION OR A FEE IF I EXERCISE MY RIGHTS?


     No. We will not charge a brokerage commission or a fee to rights holders for exercising their rights. However, if you exercise your rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee. If you sell your rights through Harris Trust and Savings Bank as described beginning on page 30, it will not charge you any fees. If you sell your rights through other means, you will be responsible for any fees arising from such sale.


MAY I TRANSFER MY RIGHTS IF I DO NOT WANT TO PURCHASE ANY SHARES?

     Yes. The rights are transferable and will be listed for trading on the New York Stock Exchange until the close of business on the last trading day before the rights offering expires.

HOW MAY I SELL MY RIGHTS?


     You may contact Harris Trust and Savings Bank if you would like it to sell your rights for you, as described beginning on page 30. Otherwise, you may try to sell your rights through normal investment channels. We cannot assure you that Harris Trust and Savings Bank or others will be able to sell any of your rights.


AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

     No.

IF I EXERCISE RIGHTS IN THE RIGHTS OFFERING, MAY I CANCEL OR CHANGE MY DECISION?


     No. All exercises of rights are irrevocable unless the conditions to VEBA Corporation's affiliate's obligation to purchase shares after this rights offering are not satisfied or waived before the time the rights expire. In that case, you will be able to change your decision and we may extend the date the rights expire.

IF THE RIGHTS OFFERING IS NOT COMPLETED, WILL MY SUBSCRIPTION PAYMENT BE REFUNDED TO ME?

     Yes. Harris Trust and Savings Bank will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, Harris Trust and Savings Bank will return promptly, without interest, all subscription payments.

WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

     If you have questions or need assistance, please contact Morrow & Co., Inc., the information agent for the rights offering, at:

    Morrow & Co., Inc.
    445 Park Avenue, 5th Floor
    New York, NY 10022
    (212) 754-8000
    Toll Free (800) 566-9061

    Banks and Brokerage Firms
    Please call (800) 662-5200

     For further assistance on how to subscribe for shares, you may also contact Harris Trust and Savings Bank, the subscription agent for the rights offering, by mail or telephone at:

    Harris Trust and Savings Bank
    c/o Harris Trust Company of New York
    Wall Street Station
    P.O. Box 1010
    New York, New York 10268-1010
    (800) 245-7630


     FOR A MORE COMPLETE DESCRIPTION OF THE RIGHTS OFFERING, SEE "THE RIGHTS OFFERING" BEGINNING ON PAGE 25.

                               PROSPECTUS SUMMARY

SUMMARY This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the important information that you should consider before investing in the rights or MEMC common stock. You should carefully read the entire prospectus.

INFORMATION ABOUT MEMC        MEMC is a leading worldwide producer of silicon
                              wafers. The silicon wafer is the fundamental building block from which almost all semiconductors are manufactured. Semiconductors are used in virtually all electronic applications, including computers, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems, and analytical and defense systems.

                              Our principal executive offices are located at 501 Pearl Drive (City of O'Fallon), St. Peters, Missouri 63376, and our telephone number is (314) 279-5500.


RISK FACTORS                  A purchase of MEMC common stock involves a high
                              degree of risk. You should read and carefully consider the information set forth under "Risk
                              Factors" beginning on page 8 and the information contained elsewhere in this prospectus.


NO RECOMMENDATIONS TO
RIGHTS
HOLDERS Neither we nor the dealer managers are making any recommendations as to whether or not you should subscribe for MEMC common stock. You should decide whether to subscribe for MEMC common stock based upon your own assessment of your best interests.

                              THE RIGHTS OFFERING


RIGHTS We will distribute to each stockholder of record (other than VEBA Corporation and its affiliates)
                              on           , 1999, at no charge, [.66]
                              transferable subscription rights for every share of MEMC common stock then owned. Because we will not issue fractional rights, we will round up to the nearest whole number the number of rights we distribute to each stockholder. For example, if you own 140 shares of MEMC common stock, you will receive [93] rights instead of [92.4] rights. The rights will be evidenced by a transferable rights certificate and will entitle the holder to subscribe for shares of MEMC common stock at [$7.50] per share pursuant to the basic subscription privilege and over-subscription privilege described on page 25.


RECORD DATE                             , 1999, at 5:00 p.m., New York City
                              time.

EXPIRATION DATE               The rights will expire at 5:00 p.m., New York City
                              time, on           , 1999. We may extend the
                              expiration date until           , 1999 for any
                              reason. We may extend the expiration date until some later date if our Board of Directors believes that a material event has occurred and we need more time to adequately disclose information about such event to you.

TERMINATION OF THE RIGHTS
OFFERING We may terminate the rights offering prior to the time the rights expire. If we terminate the rights offering, we will promptly return all subscription payments. We will not pay interest on, or deduct any amounts from, subscription payments returned if we terminate the rights offering. Rights that remain unexercised at the expiration time will expire and will no longer be exercisable.


PROCEDURE FOR EXERCISING
RIGHTS You may exercise rights by properly completing and signing your rights certificate. You must deliver to Harris Trust and Savings Bank your rights certificate with payment of the subscription price for each share of MEMC common stock subscribed for (both pursuant to the basic subscription privilege and the over-subscription privilege) on or prior to the date and time when the rights offering expires. If you use the United States mail to send your rights certificate, we recommend that you use insured, registered mail. If you cannot deliver your rights certificate to Harris Trust and Savings Bank on time, you may use the procedures for guaranteed delivery described under "The Rights Offering -- Guaranteed Delivery Procedures" on page 29. We will not pay interest on subscription payments. We have provided more detailed instructions on how to exercise your rights under "The Rights Offering" beginning with the section "-- Exercise of Rights" on page 26 and with the rights certificate and "Instructions for Use of MEMC Electronic Materials, Inc. Rights Certificates" that may accompany this prospectus.



HOW FOREIGN STOCKHOLDERS
AND
STOCKHOLDERS WITH APO OR
FPO
ADDRESSES CAN EXERCISE
RIGHTS We will not mail rights certificates to you if you are a stockholder with an address outside the United States or if you have an APO or FPO address. Instead, Harris Trust and Savings Bank will hold rights certificates for your account. To exercise such rights, you must notify Harris Trust and Savings Bank on or prior to 11:00 a.m., New
                              York City time, on           , 1999, and establish
                              to the satisfaction of Harris Trust and Savings Bank that your exercise is permitted under applicable law. If you do not notify Harris Trust and Savings Bank and provide acceptable instructions to Harris Trust and Savings Bank by such time (if no contrary instructions are received), Harris Trust and Savings Bank will try to sell your rights, if feasible, and will pay the estimated net proceeds, if any, to you.


ISSUANCE OF COMMON STOCK      We will issue certificates representing shares of
                              MEMC common stock purchased pursuant to the exercise of rights as soon as practicable after the expiration of the rights offering.

CERTAIN FEDERAL INCOME TAX
CONSEQUENCES                  Holders of MEMC common stock who receive rights,
                              more likely than not, will not recognize taxable income in connection with the distribution or exercise of rights. You may recognize a gain or loss upon the sale of rights or shares of MEMC common stock acquired through exercise of the rights.


VEBA GROUP                    VEBA Corporation, a corporation owned by VEBA AG
                              and its subsidiaries, and VEBA Zweite
                              Verwaltungsgesellschaft mbH ("VEBA Zweite"), another subsidiary of VEBA AG, own [35,637,609] shares of MEMC common stock ([65.2%] of outstanding shares). VEBA Corporation and VEBA
                              Zweite are referred to in this prospectus as the VEBA group.



PRIVATE PLACEMENT TO VEBA
ZWEITE                        On                , 1999, we sold [14,146,667]
                              shares of MEMC common stock to VEBA Zweite, at $[7.50] per share, for aggregate net proceeds of approximately $105.9 million. The sale increased the

                              VEBA group's percentage ownership from
                              approximately 53.1% to [65.2]% of the outstanding shares.



REASONS FOR THE RIGHTS
OFFERING We are proceeding with the rights offering to raise capital and to allow our stockholders (other than the VEBA group) an opportunity to restore their proportionate interest in MEMC at the same price per share of common stock as was paid by VEBA Zweite. If rights holders (other than the VEBA group) purchase all shares of MEMC common stock offered in the rights offering, the VEBA group will again own approximately 53.1% of the outstanding shares.



STANDBY AGREEMENT WITH VEBA


ZWEITE




                              Although we are not distributing any rights to the VEBA group, VEBA Zweite has agreed to purchase all shares issuable upon exercise of the rights that are not subscribed for pursuant to the basic subscription privilege or the over-subscription privilege by other stockholders, subject to certain conditions that are customary in a firm commitment underwriting. If no other rights holders exercise their rights, VEBA Zweite will purchase all of the shares of MEMC common stock offered in this rights offering, and the VEBA group will own approximately [71.7]% of the shares of outstanding MEMC common stock following this rights offering.



USE OF PROCEEDS               We will receive approximately $91.1 million from
                              the rights offering, after paying estimated expenses, including the fees to the dealer managers. We have received approximately $105.9 million from the private placement to VEBA Zweite, after paying estimated expenses. We will use the proceeds of the private placement to VEBA Zweite to repay debt from VEBA AG and its affiliates under revolving credit agreements, to make a capital contribution to Taisil Electronic
                              Materials Corporation, our Taiwanese joint venture, of approximately $12.3 million and for general corporate purposes. We will use the proceeds from the rights offering to repay remaining debt from VEBA AG and its affiliates under revolving credit agreements and for general corporate purposes.



COMMON STOCK OUTSTANDING      As of January 31, 1999, we had outstanding
                              40,507,216 shares of MEMC common stock. As of such date, on a pro forma basis giving effect to the private placement to VEBA Zweite, we had outstanding [54,653,883] shares of MEMC common stock. After the private placement, the rights offering and completion of the transactions contemplated by the standby agreement, we will have outstanding approximately [67,173,883] shares of MEMC common stock. These numbers do not include
                              2,418,999 shares issuable upon exercise of employee stock options (as of January 31, 1999) and 730,859 shares available for future grant under our Equity Incentive Plan.


                           FORWARD-LOOKING STATEMENTS


     Parts of the information contained or referred to in this prospectus, including information with respect to possible future cost savings, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors" beginning on page 8 and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 17.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                   (Dollars in thousands, except share data)



     In the table below, we provide you with selected historical consolidated financial data of MEMC. We prepared this information using the consolidated financial statements of MEMC as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998. We adjusted the December 31, 1998 balance sheet data in two respects. The second column reflects the estimated net proceeds of $105.9 million from the private placement to VEBA Zweite after deducting estimated expenses attributed to the private placement and after application of the net proceeds. The third column reflects estimated net proceeds of $197.0 million collectively from the private placement to VEBA Zweite, the consummation of this rights offering, and the transactions contemplated by the standby agreement, after deducting estimated expenses and after application of the net proceeds.



     We also note the following with respect to the information provided in the table:



     - In 1998, we recorded restructuring costs totaling $146.3 million primarily related to closing our Spartanburg, South Carolina facility, foregoing construction of an 8-inch (200 millimeter) wafer facility in Malaysia, withdrawing from our joint venture participation in the small diameter wafer operation in China and implementing a voluntary separation program.



     - Our net earnings in 1994 were affected by the adoption of an accounting standard related to postemployment benefits, SFAS No. 112. The effect of this change was a charge of $1.3 million. Net earnings in 1993 were affected by the adoption of accounting standards related to income taxes and postretirement benefits other than pensions, SFAS Nos. 109 and 106. The cumulative effect of such changes was a credit of $19.3 million, related to income taxes, and a charge of $29.3 million, related to postemployment benefits other than pensions.





                                                                              YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------------------------
                                                              1994         1995         1996         1997         1998
                                                           ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA:
Net sales................................................  $  660,807   $  886,860   $1,119,500   $  986,673   $  758,916
Gross margin.............................................     143,210      223,279      250,185      124,759      (31,829)
Marketing and administration.............................      41,298       63,893       79,680       70,715       73,515
Research and development.................................      27,403       31,226       44,313       64,457       81,591
Restructuring costs......................................          --           --           --           --      146,324
Operating profit (loss)..................................      74,509      128,160      126,192      (10,413)    (333,259)
Equity in income (loss) of joint ventures................      (6,384)      13,199       26,716        5,480      (43,496)
Net earnings (loss)......................................      34,475       86,564      103,388       (4,513)    (316,332)
Earnings (loss) per share:
  Basic..................................................  $     1.60   $     2.77   $     2.50   $    (0.11)  $    (7.80)
  Diluted................................................        1.60         2.75         2.49        (0.11)       (7.80)
Shares used in earnings (loss) per share computation:
  Basic..................................................  21,490,942   30,612,636   41,308,806   41,345,193   40,580,869
  Diluted................................................  21,490,942   30,838,704   41,534,412   41,345,193   40,580,869
OTHER DATA:
Capital expenditures.....................................  $   78,676   $  215,359   $  590,049   $  372,416   $  194,610
Equity infusions in joint ventures.......................      20,922       29,904       14,698       10,638       25,533



                                                                          AT DECEMBER 31, 1998
                                                              ---------------------------------------------
                                                                                          AS ADJUSTED FOR
                                                                                         PRIVATE PLACEMENT,
                                                                           AS ADJUSTED    RIGHTS OFFERING
                                                                           FOR PRIVATE      AND STANDBY
                                                                ACTUAL      PLACEMENT        AGREEMENT
                                                              ----------   -----------   ------------------
BALANCE SHEET DATA:
Working capital.............................................  $   40,494   $   40,494        $   93,757
Total assets................................................   1,773,714    1,786,014         1,839,277
Long-term debt (including current portion)..................     873,680      780,130           742,280
Stockholders' equity........................................     399,040      504,890           596,003

                                  RISK FACTORS

     You should carefully consider the following factors, together with the other information contained in this prospectus, before purchasing rights or the MEMC common stock we are offering. An investment in MEMC common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment.


WE HAVE HAD SIGNIFICANT OPERATING AND NET LOSSES AND WE ANTICIPATE FUTURE LOSSES



     We have not reported an operating profit since the second quarter of 1997. We reported an operating loss in 1997 of $10.4 million. In 1998, we had an operating loss of $333.3 million, which included restructuring costs of $146.3 million. Due to overcapacity and decreasing prices in the semiconductor and silicon wafer industries, weak economic conditions in the Asia Pacific region and Japan, and other factors, we do not expect to be profitable at least through 1999. We cannot predict how long we will continue to experience significant or increasing operating and net losses or whether we will become profitable.



WE NEED SUBSTANTIAL CAPITAL INVESTMENTS TO FUND OUR FUTURE OPERATIONS OTHERWISE WE MAY NOT KEEP PACE WITH OUR COMPETITORS



     We will need substantial amounts of cash to continue to fund capital expenditures, research and development, and marketing and customer service and support to keep pace with our competitors. Our business is very capital intensive. Our capital needs depend on numerous factors, including our profitability and investment in research and development and capital expenditures. We cannot assure you that, even with the proceeds from this rights offering, the private placement to, and standby agreement with, VEBA Zweite and cash flows from operations, if any, we will have enough capital to be able to fund our future operations. We have incurred negative cash flows from operations in recent periods.



WE MAY NOT BE ABLE TO OBTAIN CAPITAL FROM OTHER PARTIES IN THE FUTURE TO MEET OUR NEEDS AND MAY BE FORCED TO REDUCE OUR INVESTMENT IN OUR BUSINESS


     We cannot assure you that we will be able to obtain capital in the future to meet our needs. If we cannot obtain additional funding, whether from current or new lenders or investors, we may be required to reduce our investments in research and development, marketing and customer service and support and capital expenditures. Such reductions could materially adversely affect our ability to compete and our business.

     If we do find a source of additional capital, the terms and pricing of any such financing may be significantly more favorable to the lender or investor than those in this rights offering. Future capital raising could dilute or otherwise materially adversely affect the holdings or rights of our existing stockholders.

     Historically, we have funded our operations primarily through loans from VEBA AG and its affiliates, internally generated funds, and our initial public offering. To a lesser extent, we have raised funds by borrowing money from commercial banks. We will continue to explore and, as appropriate, enter into discussions with other parties regarding possible future sources of capital. However, under the loan agreements between us and our principal lender, VEBA AG and its affiliates, we cannot pledge any of our assets to secure additional financing. We do not believe that we currently can obtain unsecured financing from third parties on better terms than those with VEBA AG and its affiliates.


WE HAVE RELIED ON VEBA AG AND ITS AFFILIATES FOR CAPITAL FUNDING IN THE PAST, BUT MAY NOT BE ABLE TO RELY ON THEM FOR SUCH FUNDING IN THE FUTURE WHICH MAY FORCE US TO REDUCE EXPENDITURES


     VEBA AG and its affiliates are not obligated to provide capital to us except in connection with the private placement and standby agreement and under current loan agreements. We cannot assure you that

VEBA AG and its affiliates will provide additional capital to us in the future. We may be forced to reduce expenditures if VEBA AG and its affiliates do not provide us with capital in the future. In such an event, we may not be able to fund certain capital expenditures, research and development, and marketing and customer service and support. See "Recent Developments -- Financial Restructuring Plan" beginning on page 20.



WE HAVE A SIGNIFICANT AMOUNT OF DEBT THAT WILL ADVERSELY AFFECT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING



     We currently have a significant amount of debt that will adversely affect our ability to obtain additional financing for working capital, capital expenditures or other purposes. As of January 31, 1999, we owed $777.0 million to VEBA AG and its affiliates, and $163.0 million to other lenders. Our debt service could make us more vulnerable to industry downturns and competitive pressures. In addition, the cash flow required to service our debt may reduce our ability to fund internal growth and capital requirements.



IF THE SEMICONDUCTOR INDUSTRY DOWNTURN CONTINUES WE WILL FACE INTENSE PRESSURE TO FURTHER REDUCE PRICES WHICH MAY LEAD TO FURTHER LOSSES



     If the current downturn in the semiconductor industry continues, or the industry experiences other downturns in the future, we will face pressure to further reduce prices. However, our ability to reduce expenses during a downturn is limited because of the fixed costs associated with our substantial excess capacity and continued investment in research and development and marketing necessary to maintain our extensive worldwide customer service and support capabilities. If we are unable to reduce our expenses sufficiently to offset the decline in our prices, our operating results and financial condition could be materially adversely affected.


     Our business depends in large part upon the market demand for our customers' semiconductors and products utilizing semiconductors. The semiconductor industry experiences:

     -  rapid technological change;

     -  product obsolescence;

     -  price erosion; and

     -  wide fluctuations in product supply and demand.

     Recently, the semiconductor industry rapidly expanded its production capacity, resulting in overcapacity, especially for DRAM (commonly used computer memory chips). This overcapacity has caused semiconductor prices to decline, which has depressed semiconductor revenues and profitability.

     From time to time the semiconductor industry has experienced significant downturns and is currently in the midst of such a downturn. These downturns often occur in connection with, or in anticipation of, maturing product cycles (of both the semiconductor companies and their "end customers") and declines in general economic conditions. Some of these downturns have lasted for more than a year. Also, during such periods, customers of semiconductor manufacturers benefiting from shorter lead times may delay some purchases of semiconductors into future periods. The current semiconductor industry downturn began in the fourth quarter of 1995. The resulting downturn in the silicon wafer industry began in the summer of 1996.

     The economic recessions in Japan and in nations in the Asia Pacific region have made the current downturn in the semiconductor industry worse. The economies in these regions are contracting, and demand for semiconductors and silicon wafers in these regions has decreased significantly.

SUBSTANTIAL EXCESS CAPACITY AND DECLINING WAFER PRICES LIMIT OUR ABILITY TO BECOME PROFITABLE


     Excess capacity in the silicon wafer industry limits our ability to maintain or raise prices and could dramatically increase the worldwide supply of silicon wafers in the future, increase the downward pressure on prices and materially adversely impact our operating results. The growth in the worldwide supply of silicon wafers has outpaced the growth in worldwide demand in recent periods, especially for 8-inch silicon wafers. As a result, the selling prices for our products have decreased. Because of price decreases and declining product volume, our revenues are currently insufficient to offset our costs, and this is adversely affecting our operating results. We have no firm information with which to determine the capacity and expansion plans of our competitors. Although some of our competitors have announced plans to slow their capacity expansion programs, many have already added significant capacity for the production of 8-inch wafers. We and our competitors have the ability to increase our production of silicon wafers through unused capacity and our ability to expand our capacity quickly.


OUR DEPENDENCE ON THE SEMICONDUCTOR INDUSTRY CAUSES SUBSTANTIAL FLUCTUATIONS IN OUR OPERATING RESULTS AND AT TIMES THIS HAS ADVERSELY AFFECTED THE MARKET PRICE OF MEMC COMMON STOCK


     Our quarterly and annual operating results can fluctuate dramatically, and this can adversely affect the market price of MEMC common stock. The main factor affecting these fluctuations is our dependence on the performance of the semiconductor industry, which historically has been cyclical. Another factor is currency exchange rate volatility, which affects the price we receive for our wafers and may result in gains or losses on unhedged currency exposure at our unconsolidated joint ventures.

     Our operating results are also affected by:

     -  the timing of orders from major customers;


     -  product mix;



     -  competitive pricing pressures; and



     - the delay between the incurrence of expenses to develop marketing and service capabilities and expand capacity and the realization of benefits from these expenditures.


     Moreover, customers may cancel or reschedule shipments, and production difficulties could delay shipments. We cannot predict the future impact of any of these factors. These and other factors could have a material adverse effect on our quarterly or annual operating results.

VEBA AG'S CONTROL OF MEMC COULD PREVENT A FAVORABLE ACQUISITION OF MEMC

     VEBA AG's control of MEMC could prevent or discourage any unsolicited acquisition of MEMC and consequently could prevent an acquisition favorable to MEMC's other stockholders. After the rights offering, VEBA AG will continue to have sufficient voting power to control our direction and policies. VEBA AG will continue to be able to control any merger, consolidation or sale of all or substantially all of our assets, to elect the members of the Board of Directors and to prevent or cause a change in control of MEMC. Four of the eight members of our Board of Directors are employees of VEBA AG or its affiliates, not including MEMC.


     In addition, the VEBA group has advised us that VEBA AG or one of its affiliates may purchase rights on the New York Stock Exchange during the rights offering. However, the VEBA group has agreed not to exercise its over-subscription privilege with respect to any rights. The VEBA group has also advised us that it may decide to purchase additional shares of MEMC common stock following the rights offering.

RESTRICTIVE COVENANTS WILL, AND HIGHER INTEREST RATES MAY, APPLY TO MEMC IF VEBA AG OR ITS AFFILIATES CEASE TO OWN A MAJORITY OF OUR STOCK


     Certain of our loan agreements with VEBA AG and its affiliates provide that if VEBA AG and its affiliates own less than a majority of the outstanding MEMC common stock on or after January 1, 2001, then the interest rates we pay on our loans from VEBA AG and its affiliates will be the higher of:


     -  the interest rate currently set forth in each such loan agreement; or



     - an interest rate determined, as of the later of January 1, 2001 or the change of control date, for an average industrial borrower at an assumed credit rating based on the remaining term of each such loan agreement. See "Recent Developments -- Financial Restructuring Plan -- Debt Restructuring" beginning on page 20.


     In addition, in such an event we will become subject to certain affirmative covenants set forth in all of our loan agreements with VEBA AG and its affiliates. These affirmative covenants include requirements that we maintain a minimum net worth and a minimum amount of working capital. We would also need to meet certain financial ratios, including a minimum fixed charge coverage ratio and minimum working capital ratio.


     If we had been subject to these covenants as of January 31, 1999, we would not have been in compliance with all of these covenants. If VEBA AG and its affiliates own less than a majority of our outstanding common stock at any time on or after January 1, 2001 and we are then not in compliance with all of these affirmative covenants, then we would be in default under these loan agreements.



     If VEBA AG and its affiliates own less than a majority of the outstanding MEMC common stock, then Taisil Electronic Materials Corporation, our Taiwanese joint venture, may become obligated to repay certain debt. See "-- We May Have To Make Substantial Payments In Connection With Our Taisil Joint Venture, And This Could Divert Funds From Other Needed Areas" beginning on page 13.



WE EXPERIENCE INTENSE COMPETITION IN THE SILICON WAFER INDUSTRY AND OUR CUSTOMERS EXPECT CONTINUING TECHNOLOGICAL INNOVATION AT A LOW COST



     We face intense competition in the silicon wafer industry from established manufacturers throughout the world. If we cannot compete effectively with other silicon wafer manufacturers, our operating results could be materially adversely affected. Some of our competitors have substantial financial, technical, engineering and manufacturing resources. We believe that our Japanese competitors benefit from their dominance of the Japanese market, which represented approximately 38% of the worldwide silicon wafer market in 1998. In particular, Shin-Etsu Handotai, the largest supplier of silicon wafers in Japan and the world, is able to leverage globally its sales and technology base.


     We compete principally on the basis of product quality, consistency and price, as well as technical innovation, customer service and product availability. We expect that our competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Competitive pressures may cause additional price reductions, which could have a material adverse effect on our operating results.


IF WE FAIL TO MAKE SIGNIFICANT INVESTMENTS NECESSARY TO COMPLY WITH CHANGING SEMICONDUCTOR INDUSTRY CUSTOMER SPECIFICATIONS, WE MAY LOSE CUSTOMERS


     If we fail to meet future customer requirements, we could experience a material adverse effect on our competitive position and operating results. The silicon wafer industry changes rapidly. Changes include requirements for new and more demanding technology, product specifications and manufacturing processes. Our ability to remain competitive will depend upon our ability to develop technologically advanced products and processes. We must continue to meet the increasingly demanding requirements of our customers on a cost-effective basis. As a result, we expect to continue to make significant investments in research and development. We cannot assure you that we will be able to successfully introduce, market and cost-effectively manufacture any new products, or that we will be able to develop new or enhanced products and processes that satisfy customer needs or achieve market acceptance.


WE HAVE A LIMITED NUMBER OF PRINCIPAL CUSTOMERS, AND ACCORDINGLY A LOSS OF ONE OR SEVERAL OF THOSE CUSTOMERS WOULD HURT OUR BUSINESS



     Our operating results could materially suffer if we, or our joint ventures, experience a significant reduction in, or loss of, purchases by one or more of our top customers. Historically, we have sold a significant portion of our products to a limited number of principal customers. In 1998, we made over one-half of our sales to ten customers, with one customer accounting for approximately 20% of our sales. Likewise, POSCO HULS Co., Ltd. (commonly known as PHC), our unconsolidated joint venture in Korea, sold most of its products to Samsung, one of our partners in that joint venture. We cannot assure you that we or PHC will realize equivalent sales from our top customers in the future.



CURRENCY EXCHANGE RATES AND INCREASED COMPETITION HAVE REDUCED WAFER PRICES AND HAVE LED TO LOWER MARGINS AND PROFITS



     Decreases in wafer prices have lowered our margins and profits. In 1998, we had a gross margin of negative 4.2%. This negative gross margin was due in part to the decline of the Japanese yen and the Deutsche mark relative to the U.S. dollar over the past few years. Recently, the Japanese yen has recovered moderately relative to the U.S. dollar. The currency declines have given, and similar currency declines in the future may give, our Japanese and German competitors significant cost advantages in the marketplace. These currency pressures, together with the effects of the semiconductor industry downturn and excess capacity in the silicon wafer industry, as described above, have increased competition and resulted in significant decreases in wafer prices.



WE EXPECT THAT INTERNATIONAL SALES WILL CONTINUE TO REPRESENT A SIGNIFICANT PERCENT OF OUR TOTAL SALES, AND ACCORDINGLY WE ARE SUBJECT TO PERIODIC FOREIGN ECONOMIC DOWNTURNS AND FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE AND INTEREST RATES



     A number of factors in the past have affected adversely, and may affect adversely in the future, our results of operations and international sales and operations, including periodic economic downturns and fluctuations in interest and foreign currency exchange rates.



     We expect that international sales will continue to represent a significant percentage of our total sales. In addition, a significant portion of our manufacturing operations are located outside of the United States. Sales outside of the United States expose us to currency exchange rate fluctuations. Our risk exposure from these sales is primarily limited to the Japanese yen, Deutsche mark and European euro. Our risk exposure from expenses at international manufacturing facilities is concentrated in Italian lira, Japanese yen and Malaysian ringgit. We generally hedge receivables denominated in foreign currencies at the time of sale. We hedge some foreign currency denominated intercompany loans by entering into long-dated forward exchange contracts. However, we cannot predict whether exchange rate fluctuations will have a material adverse effect on our operations and financial results in the future.


     Our unconsolidated joint ventures have sales denominated in the U.S. dollar and manufacturing expenses primarily denominated in the U.S. dollar, Korean won and New Taiwanese dollar. PHC also has significant debt denominated in the U.S. dollar and Korean won. Likewise, Taisil Electronic Materials Corporation, our unconsolidated Taiwanese joint venture, has significant debt denominated in the U.S.
dollar and New Taiwanese dollar. For U.S. generally accepted accounting principles, these two unconsolidated joint ventures use the U.S. dollar as their functional currency and do not hedge net Korean won or New Taiwanese dollar exposures. We do not hedge our net Korean won exposure, because the forward contract market is limited for the Korean won and we do not believe the prices of such contracts are attractive. To date, we have not hedged net New Taiwanese dollar exposure. However, given the increasingly broader market and depth for forward contracts in both Korea and Taiwan, we may consider forward contracts in the future.


     The economic downturns in the Asia Pacific region and Japan and the devaluation of the Japanese yen against the U.S. dollar have affected and in the future could affect our operating results. Additionally, other factors may have a material adverse effect on our operations in the future including:


     -  the imposition of governmental controls;

     -  export license requirements;

     -  restrictions on the export of technology;

     -  political instability;

     -  trade restrictions and changes in tariffs; and

     -  difficulties in staffing and managing international operations.

     As a result, we may need to modify our current business practices.


WE MAY HAVE TO MAKE SUBSTANTIAL PAYMENTS IN CONNECTION WITH OUR TAISIL JOINT VENTURE, AND THIS COULD DIVERT FUNDS FROM OTHER NEEDED AREAS



     As of January 31, 1999, Taisil had approximately $202.9 million of debt outstanding. We have guaranteed approximately $75 million of such debt (which may increase to approximately $81 million). Generally under the guarantees, if VEBA AG's and its affiliates' ownership of MEMC common stock falls below 50% of our total issued and outstanding shares, we become obligated to either pay, or provide other collateral satisfactory to the banks, which may include a letter of credit in an amount equal to, the maximum amount we may owe under the guarantees.


     The terms of Taisil's loan agreements vary. If Taisil defaults on its obligations to its lenders, in some circumstances Taisil may immediately be required to repay all of its obligations to its lenders. If Taisil is required to make an immediate repayment of its obligations to its lenders, we may be required to make payments on our guarantees of Taisil's debt. The circumstances in which immediate repayment may occur include, without limitation:

     -  a material adverse change in Taisil;

     - a reduction below 70% in the combined ownership of Taisil by the two major joint venture partners (us and China Steel Corporation);

     -  a material adverse change in us or China Steel Corporation;

     - a reduction below 50% in VEBA AG's and its affiliates' ownership of MEMC common stock; or

     -  other customary circumstances.


     We cannot assure you that Taisil's lenders will not declare a default on Taisil's debt if they determine there has occurred a material adverse change, or they determine a material adverse change occurs in the future, in Taisil or MEMC. If MEMC is required to make payments on any guarantees, this would divert capital needed to fund future operations.



     For more information about Taisil please see, "Recent Developments -- Taisil Electronic Materials Corporation" on page 21 and "Business -- Joint Ventures -- Taisil Electronic Materials Corporation" on page 40.

BECAUSE WE CANNOT EASILY TRANSFER PRODUCTION OF SPECIFIC PRODUCTS FROM ONE OF OUR MANUFACTURING FACILITIES TO ANOTHER, MANUFACTURING DELAYS AT A SINGLE FACILITY COULD RESULT IN A LOSS OF CUSTOMERS



     It typically takes six months for one of our customers to qualify one of our manufacturing facilities to produce a specific product, but it could take longer in today's environment of excess capacity. Interruption of operations at any of our primary manufacturing facilities could result in delays or cancellations of shipments of silicon wafers and a loss of customers which could materially and adversely affect our operating results. A number of factors could cause interruptions, including labor disputes, equipment failures, or shortages of raw materials or supplies. A union represents employees at PHC's facility in Korea. A strike at this facility could cause interruptions in manufacturing. We cannot assure you that alternate qualified capacity would be available on a timely basis or at all.



MUCH OF OUR PROPRIETARY INFORMATION IS NOT PATENTED AND MAY NOT BE PATENTABLE



     Much of our proprietary information and technology relating to the wafer manufacturing process is not patented and may not be patentable. We believe that the success of our business depends in part on our proprietary technology, information and processes and know-how. We generally try to protect our intellectual property rights based on trade secrets and patents as part of our ongoing research, development and manufacturing activities. Recently, we have increased our efforts to obtain patent protection for our technology in response to an increase in patent applications by our competitors. However, we cannot assure you that we have adequately protected or will be able to adequately protect our technology, that our competitors will not be able to utilize our existing technology or develop similar technology independently, that the claims allowed on any patents held by us will be broad enough to protect our technology or that foreign intellectual property laws will adequately protect our intellectual property rights.



SOME OF OUR TECHNOLOGY MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WHICH MAY SUBJECT US TO COSTLY PATENT LITIGATION



     From time to time, we receive notices from substantial companies with significant patent portfolios that we may be infringing certain of their patents or other rights. We may receive more of these notices in the future. If such companies were to assert any claims against us based on patents or other rights described in existing notices, we believe, based on strategic and other considerations, that we should be able to resolve them outside of litigation without a material adverse effect to us; however, this conclusion is subject to significant uncertainty. We expect to try to resolve these matters through negotiation or, if necessary, by obtaining a license. However, if we are not able to resolve these matters satisfactorily, or to obtain a license on acceptable terms, we may face litigation. In that event, the ultimate outcome of these matters could have a material adverse effect on our business, results of operations or financial condition. Although third parties have not sued us based on claims of infringement of intellectual property rights during the last several years, we cannot assure you that third parties will not bring such suits in the future. Competitors, suppliers and others frequently sue each other regarding intellectual property rights in other technology industries, including the semiconductor industry.



DESPITE OUR EFFORTS WE HAVE FAILED TO RETAIN A NUMBER OF EXPERIENCED UPPER AND MIDDLE MANAGEMENT, AND AS A RESULT WE FACE CHALLENGES IN ATTRACTING AND RETAINING QUALIFIED PERSONNEL


     The loss of key personnel or the inability to hire and retain qualified personnel could have a material adverse effect on our operating results. We are dependent upon a limited number of key management and technical personnel. We compete for personnel with other companies, academic institutions, government entities and other organizations. Our future success will depend in part upon our ability to attract and retain highly qualified personnel. We cannot assure you that we will be successful in hiring or retaining qualified personnel, or that any of our personnel will remain employed by MEMC.

     In March 1998, we adopted a special incentive bonus program designed to retain the services of 24 of our officers and key employees, including eleven then executive officers. Under this program, the participants received a special bonus. Half of this bonus was paid when the participant entered into a special incentive bonus agreement; the other half becomes payable on June 30, 1999, subject to continued employment. If the participant's employment is terminated under certain circumstances, that participant must repay us all or a portion of the bonus the participant has already received. Despite this program, a number of experienced members of upper and middle management have left MEMC.



WE DEPEND ON CERTAIN SUPPLIERS AND FINDING ALTERNATIVE SOURCES OF SUPPLY COULD AFFECT ADVERSELY OUR CUSTOMER QUALIFICATIONS AND MANUFACTURING YIELDS


     We obtain substantially all our requirements for several raw materials, equipment, parts and supplies from sole suppliers. We believe that we could find adequate alternative sources of supply for these raw materials, equipment, parts and supplies. However, we may be required to obtain new qualifications from our customers in order to change or substitute suppliers. We cannot predict whether we would be successful or how long that process would take. In addition, our manufacturing yields could be adversely affected while we transition to a new supplier. A decrease in our manufacturing yields could have a material adverse effect on our operating results.


     From time-to-time we have experienced limited supplies of certain raw materials, equipment, parts and supplies, particularly polysilicon. We believe that adequate quantities of all our key raw materials, equipment, parts and supplies are currently available. However, because of the cyclical nature of our industry, we may experience shortages in the future. Increases in prices resulting from these shortages could have a material adverse effect on our operating results.



BECAUSE THE PUBLIC IS FOCUSING MORE ATTENTION ON THE ENVIRONMENTAL IMPACT OF OUR INDUSTRY AND OUR MANUFACTURING OPERATIONS, ENVIRONMENTAL LAWS AND REGULATIONS MAY BECOME MORE STRINGENT IN THE FUTURE AND COULD FORCE MEMC TO EXPEND CAPITAL TO COMPLY WITH SUCH LAWS



     Because the public is focusing more attention on the environmental impact of the semiconductor and related industries' manufacturing operations, environmental laws and regulations related to our industry may become more stringent in the future. Any failure to comply with environmental laws could subject us to substantial liability or could force us to significantly change our manufacturing operations. We are subject to a variety of foreign, federal, state and local laws and regulations governing the protection of the environment. These environmental regulations include those related to the use, storage, handling, discharge and disposal of toxic, volatile or otherwise hazardous materials used in our manufacturing processes. Under some of these laws and regulations, we could be held financially responsible for remedial measures if our properties are contaminated, even if we did not cause such contamination.



     In early 1998, a valve at our Italian facility malfunctioned, resulting in a release of a hazardous gas. Governmental authorities are continuing to investigate the incident and, in addition to private individuals, could seek to assert claims against us. However, based on information currently available, we do not believe any such claims should have a material adverse effect on us. Also, we have been named as a defendant in two lawsuits with many other defendants in which the plaintiffs allege damages related to environmental problems. See "Business -- Legal Proceedings -- Texas Nuisance Actions" on page 42.



THE PUBLIC TRADING PRICE FOR MEMC COMMON STOCK MAY DECLINE BEFORE THE RIGHTS EXPIRE



     After you exercise your rights and before the expiration of the rights offering, the public trading price of MEMC common stock may decline. Further, we cannot assure you that following the exercise of rights, you will be able to sell the shares of MEMC common stock you purchase at a price equal to or greater than the subscription price.



YOU MAY NOT REVOKE YOUR EXERCISE OF RIGHTS, AND WE MAY TERMINATE THE RIGHTS OFFERING



     Once you exercise your rights, you may not revoke the exercise unless the conditions to VEBA Zweite's obligation under its standby commitment are not satisfied or waived prior to the time the rights expire. In that case, we will extend the date the rights expire and you will be able to change your decision. If we elect to withdraw or terminate the rights offering, neither we nor Harris Trust and Savings Bank will have any obligation with respect to the rights except to return, without interest, any subscription payments.

THE SUBSCRIPTION PRICE MAY NOT REFLECT THE VALUE OF MEMC



     The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for valuation. A special committee of the Board of Directors set the subscription price at the average trading price per share of MEMC common stock during a period shortly before the date of the final prospectus. You should not consider the subscription price as an indication of the value of MEMC. See "The Rights Offering -- Determination of Subscription Price" beginning on page 31.



YOUR INTEREST IN MEMC MAY BE DILUTED AS A RESULT OF THE PRIVATE PLACEMENT TO VEBA ZWEITE



     Each stockholder's ownership interest in MEMC was substantially diluted as a result of the private placement of shares to VEBA Zweite. If you are a stockholder and exercise your basic subscription privilege in full, you will restore your proportionate ownership interest in MEMC to the same interest you had prior to the private placement to VEBA Zweite. If you exercise your over-subscription privilege and receive shares pursuant to the over-subscription privilege, you will increase your proportionate ownership interest in MEMC. If you do not exercise your rights, your proportionate interest in MEMC will substantially decrease.



OUR FLUCTUATING FINANCIAL RESULTS, OUR POSITION IN THE SILICON WAFER INDUSTRY AND OUR RELATIONSHIP WITH VEBA MAY CREATE FLUCTUATIONS IN THE MEMC STOCK PRICE


     Based on the trading history of MEMC common stock, we believe that certain factors cause the market price of MEMC common stock to fluctuate significantly. These factors include, without limitation:


     - quarterly fluctuations in our financial results;


     - announcements of technological innovations or new products by us or our competitors;

     - market conditions in the semiconductor industry;

     - market conditions in the silicon wafer industry;

     - developments in patent or other proprietary rights;

     - changes in our relationships with our customers;

     - any actual or perceived change in our relationship with VEBA AG and its affiliates; and

     - the size of the public float of MEMC common stock (which will depend, in part, on the number of shares of MEMC common stock purchased or acquired by rights holders other than by the VEBA group in this rights offering).

     Technology company stocks in general have experienced extreme price and trading volume fluctuations that often have been unrelated to the operating performance of these companies. This market volatility may adversely affect the market price of MEMC common stock. In addition, if we suffer an actual or anticipated shortfall in net sales, gross margin or net earnings from security analysts' expectations, the trading price of MEMC common stock in any given period could decline.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The following statements are or may constitute forward-looking statements:


     - statements set forth in this prospectus or statements incorporated by reference from documents we have filed with the SEC, including possible or assumed future results of our operations, including but not limited to any statements contained herein or therein concerning:


        - the manner, timing and estimated savings of restructuring activities and the voluntary separation program;

        - the transfer of Spartanburg-based small diameter production activities to other existing locations;

        - the utilization of the restructuring reserve;


        - product volumes, pricing and operating results for the first quarter of 1999;


        - pricing for the near term;


        - capital expenditures for 1999;


        - our liquidity into 2000;

        - excess capacity for future periods;

        - the resolution of any intellectual property infringement claims;


        - the shipment of 12-inch prime polished and epitaxial wafers in 1999 and timing of future demand for 12-inch wafers;


        - the continued support of VEBA AG;

        - the status, effectiveness and projected completion of our Year 2000 initiatives;

        - the outcome of potential litigation;

        - an increase in interest expense on existing debt with VEBA AG and its affiliates; and

        - the impact of the introduction of the euro;


        - estimated cost reductions for the global purchasing, plant focus and other initiatives;



        - our expectations for an increase in market demand for silicon wafers and semiconductors and an easing of pressure on pricing and margins in the year 2000;



        - our expectations concerning our lack of profitability in 1999 and our ability to generate positive cash flows in the year 2000;



        - implementations in our plants of QS 900 and ISO 14001 certifications;



        - the expectations concerning Taisil and the Taiwanese silicon wafer market;


     - any statements preceded by, followed by or that include the words "believes," "expects," "predicts," "anticipates," "intends," "estimates," "should," "may" or similar expressions; and

     - other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:


     - the demand for our silicon wafers worldwide;


     - utilization of manufacturing capacity;

     - demand for semiconductors generally;


     - changes in the pricing environment for our products;


     - general economic conditions in the Asia Pacific region and Japan;


     - changes in financial market conditions;


     - our competitors' actions;

     - willingness of our customers to re-qualify Spartanburg-based production at our other locations;

     - the accuracy of our assumptions regarding savings from restructuring activities;

     - the status and effectiveness of our Year 2000 efforts;

     - changes in interest and exchange rates; and


     - the factors discussed above under "Risk Factors" beginning on page 8.


     You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent public accountants have not examined or compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to such forward-looking statements after completion of the rights offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

                              RECENT DEVELOPMENTS

COST REDUCTION PLAN

     During the first half of 1998 we accelerated our cost reduction plan in response to the difficult industry environment.

     We decided to close our small-diameter wafer facility in Spartanburg, South Carolina and to withdraw from our joint venture participation in a small-diameter wafer facility in China. We are negotiating the terms of our withdrawal with our joint venture partner. We took these actions because:

     - our customers have been operating their 8-inch fabrication lines in preference to their smaller diameter fabrication lines, reducing the demand for smaller diameter wafers;

     - a number of our customers recently have undertaken restructuring initiatives focused on permanently eliminating small diameter lines; and

     - we believe that even when the semiconductor market begins to recover, we will have excess small diameter wafer capacity.

     We also decided not to construct a new 8-inch wafer facility in Malaysia due to the substantial excess capacity for these wafers.

     In addition, we implemented a voluntary separation program for our hourly and salaried U.S. employees. As a result of the actions described above and other initiatives, we are reducing our workforce by approximately 2,000 employees, or 25% compared to December 31, 1997.

     We estimated pre-tax savings from our restructuring activities and our voluntary separation program to be $60 million on an annualized basis. We began to realize approximately $30 million of these estimated savings in the third quarter of 1998 through reduced personnel costs as a result of the voluntary separation program.

     We expect the other $30 million in annualized savings to come from the closure of our Spartanburg facility. We expect approximately half of the savings from the Spartanburg facility's closure to relate to personnel costs, and the other half of these savings to relate to manufacturing costs such as depreciation and supplies and utilities. As we re-qualify and transfer the production of silicon wafers made at the Spartanburg facility to other locations, we expect to reduce our Spartanburg workforce. With each workforce reduction, we expect a portion of our annualized cost savings associated with personnel costs to be realized. As a result, we began to realize a portion of the remaining $30 million in annualized cost savings in the third quarter of 1998. As the manufacturing cost savings are fixed in nature, we expect they will largely be realized upon the closure of the Spartanburg facility.


     The time frame for achieving the $30 million in annualized cost savings from the closing of the Spartanburg facility is largely dependent upon how long it takes us to re-qualify the silicon wafers produced at the Spartanburg facility at our other locations. This, in turn, determines how quickly Spartanburg's workforce will be reduced. While we believe that this will occur by April 30, 1999, the ability to re-qualify silicon wafers is highly dependent upon the cooperation of our customers.


     We are also implementing a number of other cost cutting and savings initiatives:

     - We have initiated short-term plant shutdowns to better align production with the current lower level of demand;

     - We are accelerating the implementation of our "best practices" worldwide and the development of new manufacturing technologies in order to reduce our processing costs;

     - We are implementing a plant focus program that limits the number of wafer diameters manufactured at each site;

     -  We have implemented aggressive spending cuts for all of our departments;

     -  We are obtaining price concessions from our vendors; and

     - We are performing a critical review of our capital spending and research and development requirements and reducing these planned investments where possible.


     We anticipate that we will reduce our capital expenditures in 1999 to less than $85 million.

     The statements above regarding expected future savings and cost reduction efforts are forward-looking statements. Actual results could differ materially from our expectations due to, among other things, the factors set forth above and the accuracy of assumptions regarding savings from restructuring activities. See "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 17 and "Risk Factors" beginning on page 8.


FINANCIAL RESTRUCTURING PLAN

     In order to address our capital requirements, we have initiated a financial restructuring that includes:


     -  the approximately $91.1 million net proceeds from this rights offering;



     - the approximately $105.9 million of equity financing from VEBA Zweite pursuant to the private placement;


     - an additional $150 million of debt financing from VEBA AG and its affiliates ($50 million of which became available on June 30, 1998 and $100 million of which became available on September 23, 1998); and

     - an extension until 2001 of the maturities on all our outstanding debt maturing prior to January 1, 2001 with VEBA AG and its affiliates (but only in the event we have used our best efforts to obtain replacement financing on equivalent terms and have been unsuccessful).


     Private Placement to VEBA Zweite and the Rights Offering. On
               , 1999, we sold [14,146,667] shares of MEMC common stock to VEBA Zweite at $[7.50] per share for aggregate net proceeds of approximately $105.9 million. Prior to the private placement to VEBA Zweite, VEBA Corporation owned approximately 53.1% of the outstanding shares. Our primary purpose for the sale to VEBA Zweite and the rights offering is to raise approximately $200 million of additional capital. We are proceeding with the rights offering to allow our stockholders (other than the VEBA group) an opportunity to restore their proportionate interest in MEMC at the same price per share of common stock as was paid by VEBA Zweite.



     We sold MEMC common stock to VEBA Zweite before the rights offering in order to evidence the VEBA group's commitment to us and to increase our working capital and reduce our interest expense. If rights holders (other than the VEBA group) purchase all shares of MEMC common stock offered in this rights offering, the VEBA group will again own approximately 53.1% of the outstanding shares.



     Debt Restructuring. As part of the agreement with VEBA AG and its affiliates to provide the additional debt financing and to extend the maturity dates of outstanding loans that mature prior to January 1, 2001 until their respective maturity date anniversaries in 2001, we agreed to increase the interest rates payable by MEMC on all of our debt to VEBA AG and its affiliates. On January 31, 1999, we had approximately $777.0 million of U.S. dollar and Japanese yen based loans outstanding with VEBA AG and its affiliates, including $135 million of the additional $150 million of debt financing. Prior to this restructuring, interest rates ranged from 2.1% to 7.6%. As part of the debt restructuring completed during the third quarter of 1998, our loans with VEBA AG and its affiliates have been repriced at interest rates reflecting the longer maturities and at interest rate spreads applicable to an average industrial borrower at an assumed credit rating. As a result, as of January 31, 1999, our loans with VEBA AG and its affiliates have interest rates ranging from 3.4% to 9.7%.


     These higher rates will cause our interest payments on these loans to increase by approximately $15 million per year, based on debt outstanding with VEBA AG and its affiliates and the new interest rates that were in effect as of September 30, 1998. In addition, for all existing loans that mature prior to January 1, 2001 and which maturities are extended by VEBA AG and its affiliates until 2001, the interest rates we must pay during the extension period will be adjusted to reflect the then-current interest rate spreads applicable to an average industrial borrower at an assumed credit rating.

     We have also agreed to increase the annual commitment fee payable by us on the undrawn portion of these loans from 1/8 of one percent to 1/4 of one percent. Additionally, we have agreed that we will not allow any encumbrances, such as mortgages and security interests, to be placed on our properties.


     The additional $150 million of debt financing provided to us by VEBA AG and its affiliates is also priced at interest rate spreads applicable to an average industrial borrower at an assumed credit rating. As of January 31, 1999, $135 million of this additional debt financing was outstanding.


     The assumed credit rating for these loan agreements was assumed solely for purposes of the loan agreements and does not reflect a view by MEMC or VEBA AG or its affiliates as to the rating that would be assigned by an independent rating agency. No independent rating agency currently rates MEMC or its debt.


TAISIL ELECTRONIC MATERIALS CORPORATION



     Taisil's financial performance has been adversely affected in recent periods due to the downturn in the semiconductor industry in Taiwan. As a result of this downturn, Taisil has incurred losses, which have negatively impacted its debt-to-equity ratio. The increase in the debt-to-equity ratio and the downturn in the semiconductor industry in Taiwan have raised concerns with Taisil's lenders. In recent months, several financial institutions have indicated that they would no longer purchase Taisil's commercial paper. Thus, Taisil was forced to use alternative financing. In addition, we believe that several lenders have placed Taisil on their credit watch lists. Certain of these lenders have also made inquiries to MEMC and VEBA AG regarding our continued financial support to Taisil. We have also been informed by one member of a three bank syndicate of lenders to Taisil, that another bank in the syndicate expressed a preliminary concern that a material adverse change in the financial condition of Taisil might have occurred and, without additional equity contributions, an event of default should be declared. Action by such bank syndicate, however, required the agreement of two of the three banks, and we have been informed by the two other banks that they did not believe a material adverse change in the financial condition of Taisil had occurred.



     In order to improve Taisil's debt-to-equity ratio, certain of Taisil's shareholders made capital contributions to Taisil of approximately $20.7 million in November 1998 and $10.0 million in December 1998. Our share of these capital contributions was approximately $10.3 million and $5.1 million, respectively. We anticipate that we and certain of Taisil's other shareholders will make an additional capital contribution to Taisil of approximately $24.8 million in early 1999. Our share of this capital contribution would be approximately $12.3 million. In early 1999, Taisil also intends to raise up to approximately $6.2 million of additional capital through sale of stock to Taisil's employees and possibly to other investors. We believe that these capital contributions will satisfy the concerns of Taisil's current lenders, including the bank syndicate member that had previously expressed concern about potential material adverse changes in the condition of Taisil. However, if Taisil's financial performance continues to be adversely affected by the downturn in the semiconductor industry in Taiwan, we and Taisil's other shareholders may have to consider additional financing alternatives for Taisil.



     Statements above as to future capital contributions to Taisil and the response to such capital contributions by Taisil's lenders are forward looking statements. Such future capital contributions and response from Taisil's lenders may not occur due to a variety of factors, including inability of Taisil's shareholders to agree on the magnitude, apportionment or other terms of such capital contributions, changes or perceived changes in Taisil's prospects, regulatory requirements and the willingness of Taisil employees to make an equity investment in Taisil.


OPTION ON PASADENA FACILITY

     In September 1998, we granted Tokuyama Corporation, Marubeni Corporation and Marubeni America Corporation an option to acquire a majority interest in MEMC Pasadena, Inc. Tokuyama is a Japanese polysilicon manufacturer and Marubeni is a Japanese trading company. MEMC Pasadena is our granular polysilicon subsidiary. In exchange for the option, Tokuyama and Marubeni made an option payment to us. The term of the option is two years, subject to a one year extension at the option of Tokuyama and Marubeni. If Tokuyama and Marubeni exercise their option, we will then negotiate the terms and conditions (including price) of the exercise with them based on the market value at that time. The entire option payment will be applied toward the ultimate purchase price. If Tokuyama and Marubeni do not exercise their option, then we will return one-half of the option payment to them. During the term of the option, Tokuyama and Marubeni have a right of first refusal over any transfer of MEMC Pasadena's granular polysilicon business. In addition, for two years, we cannot solicit offers from third parties for this business. In connection with the option, Tokuyama will provide technical assistance to MEMC Pasadena for two years (unless the option is earlier terminated by Tokuyama and Marubeni) to help improve the quality of MEMC Pasadena's granular polysilicon products.


SHORT TERM LINE OF CREDIT WITH AN AFFILIATE OF VEBA AG



     On February 26, 1999, we received a short term $75 million revolving line of credit from an affiliate of VEBA AG. We did not draw on this short term line of credit and it terminated on the closing of the private placement to VEBA Zweite. We paid a 1/4 percent commitment fee for all unused amounts of this line of credit. Interest on our borrowings under this short term line of credit would have reflected interest rates applicable to an average industrial borrower at an assumed credit rating.



CHANGE OF OUR CHIEF EXECUTIVE OFFICER



     On February 17, 1999, Ludger Viefhues elected to retire as our Chief Executive Officer. Klaus von Horde, formerly President and Chief Operating Officer, became President and Chief Executive Officer. Mr. Viefhues agreed to remain a director and employee of MEMC for a short period to assist in an orderly transition.


CHANGES IN OUR BOARD OF DIRECTORS

     On August 12, 1998, Mr. Helmut Mamsch became Chairman of the Board and Dr. Hans Michael Gaul joined the Board of Directors. Mr. Mamsch has been a member of our Board of Directors since March 1998 and he replaced Dr. Erhard Meyer-Galow as Chairman of the Board. Dr. Meyer-Galow resigned from the Board of Directors effective as of November 30, 1998. Mr. Mamsch is a member of the Board of Management of VEBA AG and recently assumed responsibility for VEBA AG's corporate strategy and development. Dr. Gaul is a member of the Board of Management of VEBA AG and serves as VEBA AG's Chief Financial Officer.

CHANGE OF OUR PRINCIPAL STOCKHOLDER


     On September 30, 1998, Huls Corporation, our former principal stockholder, merged into its corporate parent, VEBA Corporation. As a result, VEBA Corporation now owns the MEMC common stock previously owned by Huls Corporation. Immediately after the merger, VEBA Corporation owned 53.1% of MEMC common stock. As a result of the private placement to VEBA Zweite, the VEBA group now directly owns [65.2]% of MEMC common stock.


                                USE OF PROCEEDS


     We have received approximately $105.9 million from the private placement to VEBA Zweite, after paying estimated expenses. We will use the proceeds of the private placement to repay debt under our revolving credit agreements with VEBA AG and its affiliates and to make a capital contribution to Taisil of approximately $12.3 million. We will receive approximately $91.1 million upon completion of this rights offering, after deducting dealer managers' fees and our other estimated offering expenses. We will use the proceeds from the rights offering and the standby agreement and any remaining proceeds from the private placement to repay the remaining debt under our revolving credit agreements with VEBA AG and its affiliates. At January 31, 1999, $166.9 million had been borrowed under these agreements. The interest rate under these agreements becomes fixed for each borrowing based upon the term of that borrowing and an assumed credit rating for an average industrial borrower as of the date of such borrowing. The credit rating was assumed solely for purposes of the agreements and does not reflect a view by MEMC or VEBA AG or its affiliates as to the rating that would be assigned by an independent rating agency. No independent rating agency currently rates MEMC or its debt. As of January 31, 1999, the interest rate ranged from approximately 9.3% to approximately 9.6% with respect to such borrowings. The debt under these agreements has been and will be used to fund capital expenditures and operating losses. The remaining net proceeds will be used for general corporate purposes. We expect to reborrow additional amounts under the revolving credit agreements that are repaid from the proceeds of the private placement and the rights offering and the standby agreement for general corporate purposes. Our ability to reborrow will be subject to customary conditions.


     Pending their ultimate application, we may deposit the remainder of the net proceeds with VEBA AG or one of its affiliates and receive a market rate of interest on the funds deposited. Alternatively, pending their ultimate application, we may invest the net proceeds in interest or non-interest bearing accounts or short-term government obligations, interest-bearing securities, money market instruments or certificates of deposit.


                                DIVIDEND POLICY

     We are presently not paying dividends on MEMC common stock. We plan to retain all net earnings, if any, to fund the development of our business. We do not presently plan to pay dividends on MEMC common stock for the foreseeable future. Our Board of Directors has sole discretion over the declaration and payment of future dividends. Any future dividends will depend upon our profitability, financial condition, cash requirements, future prospects, general business conditions, the terms of any of our debt agreements and other factors our Board of Directors believes are relevant.

                          PRICE RANGE OF COMMON STOCK

     You can find MEMC common stock traded on the NYSE under the symbol "WFR." The following table shows the high and low sales prices of MEMC common stock over recent periods.


                                                                HIGH    LOW
                                                                ----    ---
Year Ended December 31, 1996
  First Quarter.............................................    $37 1/4 $26 1/2
  Second Quarter............................................     55      36 1/4
  Third Quarter.............................................     40 5/8  20 1/4
  Fourth Quarter............................................     28 1/2  16 3/4
Year Ended December 31, 1997
  First Quarter.............................................     29 3/4  22 1/4
  Second Quarter............................................     38 1/4  22 7/8
  Third Quarter.............................................     38 7/8  25 5/8
  Fourth Quarter............................................     30      14 7/16
Year Ending December 31, 1998
  First Quarter.............................................     19      14 1/2
  Second Quarter............................................     16 7/16   9 1/4
  Third Quarter.............................................     10 13/16   2 15/16
  Fourth Quarter............................................     12 5/8   2 15/16
Year Ending December 31, 1999
  First Quarter (through March 1, 1999).....................     11 1/8   7



     On January 31, 1999, we had 821 record stockholders. MEMC common stock's price closed at $7 7/8 on October 21, 1998, the last full trading day before we publicly announced the rights offering, and at $7 9/16 on March 1, 1999.

                                 CAPITALIZATION


     The following table shows our short-term debt and capitalization as of December 31, 1998. The table also shows our short-term debt and capitalization as adjusted for the consummation of the private placement to VEBA Zweite and rights offering and the transactions contemplated by the standby agreement (including application of the net proceeds from such transactions) at the assumed subscription price of [$7.50] per share.



                                                                     DECEMBER 31, 1998
                                                      -----------------------------------------------
                                                                                    AS ADJUSTED FOR
                                                                                   PRIVATE PLACEMENT,
                                                                    AS ADJUSTED     RIGHTS OFFERING
                                                                    FOR PRIVATE       AND STANDBY
                                                        ACTUAL       PLACEMENT         AGREEMENT
                                                      ----------    -----------    ------------------
                                                                      (IN THOUSANDS)
Debt:
  Short-term debt to related parties................  $       --    $       --         $       --
  Short-term debt to third parties..................      38,644        38,644             38,644
                                                      ----------    ----------         ----------
     Total short-term debt (including current
       maturities of long-term debt)................  $   38,644    $   38,644             38,644
                                                      ==========    ==========         ==========
  Long-term debt to related parties.................  $  740,840    $  647,290         $  609,440
  Long-term debt to third parties...................     130,323       130,323            130,323
                                                      ----------    ----------         ----------
     Total long-term debt (excluding current
       maturities)..................................  $  871,163    $  777,613         $  739,763
                                                      ----------    ----------         ----------
Minority interests..................................      48,242        48,242             48,242
                                                      ----------    ----------         ----------
Stockholders' equity:
  Preferred stock, $0.01 par value: 50,000,000
     shares authorized, none issued and outstanding
  Common stock, $0.01 par value: 200,000,000 shares
     authorized, 41,436,421 shares issued (actual),
     55,583,088 shares issued (as adjusted for the
     private placement) and 68,103,088 shares issued
     (as adjusted for the private placement, rights
     offering and standby agreement)(1).............         414           556                681
  Additional paid-in capital........................     574,188       679,896            770,884
  Accumulated deficit...............................    (147,836)     (147,836)          (147,836)
  Accumulated other comprehensive loss..............     (10,581)      (10,581)           (10,581)
  Unearned restricted stock awards..................        (125)         (125)              (125)
  Treasury stock, at cost: 929,205 shares...........     (17,020)      (17,020)           (17,020)
                                                      ----------    ----------         ----------
     Total stockholders' equity.....................     399,040       504,890            596,003
                                                      ----------    ----------         ----------
     Total capitalization...........................  $1,318,445    $1,330,745         $1,384,008
                                                      ==========    ==========         ==========


---------------


(1) Excludes 1,773,174 shares of MEMC common stock issuable upon exercise of employee stock options as of December 31, 1998 and 1,376,684 shares available for future grant under our Equity Incentive Plan.

                              THE RIGHTS OFFERING

THE RIGHTS


     On           , 1999, we will distribute to each holder of MEMC common stock
(except the VEBA group), at no charge, [.66] transferable subscription rights for each share of MEMC common stock they own. We will distribute the rights to you only if you are a record holder of MEMC common stock on the record date,
which is 5:00 p.m., New York City time, on           , 1999. We will round up,
to the nearest whole number, the number of rights we distribute to each stockholder.



     BEFORE EXERCISING OR SELLING ANY RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 8.



     The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you are a record holder of MEMC common stock. If you hold your shares in a brokerage account or by a custodian bank, please see "-- Beneficial Owners" on page 28 below.


NO FRACTIONAL RIGHTS


     We will not issue fractional rights, but rather will round up any fractional rights to the nearest whole right. For example, if you own 140 shares of MEMC common stock, you will receive [93] rights, instead of [92.4] rights you would have received without rounding.


     You may request that Harris Trust and Savings Bank divide your rights certificate into transferable parts, for instance if you are the record holder for a number of beneficial holders of MEMC common stock. However, Harris Trust and Savings Bank will not divide your rights certificate so that (through rounding or otherwise) you would receive a greater number of rights than those to which you otherwise would be entitled.

EXPIRATION DATE OF THE RIGHTS OFFERING

     You may exercise the basic subscription privilege and the over-subscription
privilege at any time before 5:00 p.m., New York City time, on           , 1999.
We may extend the time for exercising the rights. If you do not exercise your rights before the time they expire, then your rights will be null and void. We will not be obligated to honor your exercise of rights if Harris Trust and Savings Bank receives the documents relating to your exercise after the time they expire, regardless of when you transmitted the documents, except when you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below.

     We will not extend the date the rights expire beyond           , 1999,
unless our Board of Directors believes that a material event has occurred and we need more time to disclose adequately to you the information about the event.


     If we elect to extend the date the rights expire, we will issue a press release announcing the extension before the first New York Stock Exchange trading day after the most recently announced expiration date. If we extend the date the rights will expire by more than 14 calendar days, we will send prompt written notice of the extension to you and all rights holders of record. See "-- Extensions and Termination" on page 32.


SUBSCRIPTION PRIVILEGES

     Your rights entitle you to the basic subscription privilege and the over-subscription privilege.


     Basic Subscription Privilege. With the basic subscription privilege, you may purchase one share of MEMC common stock per right, upon delivery of the required documents and payment of the subscription price of $[7.50] per share, before the time the rights expire. You are not required to exercise all of your rights unless you wish to purchase shares under your over-subscription privilege described below.



     Over-Subscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of MEMC common stock, upon delivery of the required documents and payment of the subscription price of $[7.50] per share before the time the rights expire. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full and other holders of rights do not exercise their basic subscription privileges in full.


     Pro Rata Allocation. If there are not enough shares to satisfy all subscriptions pursuant to the exercise of the over-subscription privilege, we will allocate the remaining shares pro rata (subject to the elimination of fractional shares) among those over-subscribing. Pro rata means in proportion to the number of shares you and the other holders have purchased pursuant to the exercise of the basic subscription privilege. If there is a pro rata distribution of the remaining shares and the pro ration results in the allocation to you of a greater number of shares than you subscribed for pursuant to the over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privilege.

     Full Exercise of Basic Subscription Privilege. You may exercise the over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose you were granted rights for shares of MEMC common stock you own individually and shares of MEMC common stock you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the rights you own individually, but not with respect to rights you own collectively with your spouse, you only need to exercise your basic subscription right with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

     When you complete the portion of the rights certificate to exercise the over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege received in respect of shares of MEMC common stock you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

     If you own your shares of MEMC common stock through your bank, broker or other nominee holder who will exercise your over-subscription privilege on your behalf, the nominee holder will be required to certify to us and the subscription agent:

     - the number of shares held on                , 1999, the record date, on
       your behalf;

     - the number of rights you exercised under your basic subscription privilege;

     - that your entire basic subscription privilege held in the same capacity has been exercised in full; and

     - the number of shares of MEMC common stock you subscribed for pursuant to the over-subscription privilege.

     Your nominee holder must also disclose to us certain other information received from you.

     Return of Excess Payment. If you exercised your over-subscription privilege and are allocated less than all of the shares of MEMC common stock for which you wished to subscribe, the excess funds you paid for shares of MEMC common stock that are not allocated to you will be returned by mail without interest or deduction as soon as practicable after the expiration date of the rights.

EXERCISE OF RIGHTS

     You may exercise your rights by delivering the following to Harris Trust and Savings Bank at or before the time the rights expire:

     - Your properly completed and executed rights certificate evidencing those rights with any required signature guarantees or other supplemental documentation; and

     - Your payment in full of the subscription price for each share of MEMC common stock subscribed for pursuant to the basic subscription privilege and the over-subscription privilege.

METHOD OF PAYMENT

     Your payment of the subscription price must be made by either:

     - Check or bank draft drawn upon a U.S. bank or postal, telegraphic, or express money order payable to Harris Trust and Savings Bank, as subscription agent; or

     - Wire transfer of immediately available funds to the account maintained by the subscription agent for such purpose at The Chase Manhattan Bank, New York, N.Y., ABA No. 021 000 021, Account No.: 617-999988 (marked:
        "MEMC Electronic Materials, Inc. Subscription").

RECEIPT OF PAYMENT

     Your payment of the subscription price will be deemed to have been received by Harris Trust and Savings Bank, the subscription agent, only upon:

     -  Clearance of any uncertified check;

     - Receipt by Harris Trust and Savings Bank of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order; or

     - Receipt of collected funds in Harris Trust and Savings Bank's account at The Chase Manhattan Bank, New York, N.Y. designated above.

CLEARANCE OF UNCERTIFIED CHECKS

     You should note that funds paid by uncertified personal checks may take five business days or more to clear. If you wish to pay the subscription price by an uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights expire to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your rights.

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

     You should deliver the rights certificate and payment of the subscription price, as well as any nominee holder certifications, notices of guaranteed delivery and DTC participant over-subscription forms,

     IF BY MAIL TO:
     Harris Trust and Savings Bank
     c/o Harris Trust Company of New York
     P.O. Box 1010
     New York, New York 10268-1010

     IF BY HAND DELIVERY OR OVERNIGHT COURIER TO:
     Harris Trust and Savings Bank
     c/o Harris Trust Company of New York
     Wall Street Plaza
     88 Pine Street, 19th Floor
     New York, New York 10005

     You may call Harris Trust and Savings Bank at (800) 245-7630.

CALCULATION OF RIGHTS EXERCISED

     If you do not indicate the number of rights being exercised, or do not forward full payment of the aggregate subscription price for the number of rights that you indicate are being exercised, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of rights that may be exercised for the aggregate subscription price payment you delivered to Harris Trust and Savings Bank. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised the over-subscription privilege to purchase the maximum number of shares with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of MEMC common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the date the rights expire.

EXERCISING A PORTION OF YOUR RIGHTS


     If you subscribe for fewer than all of the shares of MEMC common stock represented by your rights certificate, you may, under certain circumstances, either direct Harris Trust and Savings Bank to attempt to sell your remaining rights or receive from Harris Trust and Savings Bank a new rights certificate representing the unused rights. See "-- Method of Transferring and Selling Rights" beginning on page 30.


FUNDS WILL BE HELD BY HARRIS TRUST AND SAVINGS BANK UNTIL SHARES OF COMMON STOCK ARE ISSUED

     Harris Trust and Savings Bank will hold your payment of the subscription price in a segregated account with other payments received from holders of rights until we issue to you your shares of MEMC common stock.

SIGNATURE GUARANTEE MAY BE REQUIRED

     Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by Harris Trust and Savings Bank, unless

     - Your rights certificate provides that the shares of the MEMC common stock you subscribed for are to be delivered to you; or

     -  You are an eligible institution.

NOTICE TO BENEFICIAL HOLDERS

     If you are a broker, a trustee or a depositary for securities who holds shares of MEMC common stock for the account of others (a "nominee record date holder"), you should notify the respective beneficial owners of such shares of the rights as soon as possible to find out such beneficial owners' intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and, in the case of the over-subscription privilege, the related nominee holder certification, and submit them to Harris Trust and Savings Bank with the proper payment. Nominee record date holders that hold shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been
direct record holders of MEMC common stock on           , 1999, the record date,
provided the nominee record date holder makes a proper showing to Harris Trust and Savings Bank.

BENEFICIAL OWNERS

     If you are a beneficial owner of shares of MEMC common stock or rights that you hold through a nominee record date holder, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to sell or exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.

INSTRUCTIONS FOR COMPLETING THE RIGHTS CERTIFICATE

     You should read and follow the instructions accompanying the rights certificates carefully. If you want to exercise your rights, you must send your rights certificates to Harris Trust and Savings Bank. YOU SHOULD NOT SEND THE RIGHTS CERTIFICATES TO US.


     YOU ARE RESPONSIBLE FOR THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES, ANY NECESSARY ACCOMPANYING DOCUMENTS AND PAYMENT OF THE SUBSCRIPTION PRICE TO HARRIS TRUST AND SAVINGS BANK. IF YOU SEND THE RIGHTS CERTIFICATES AND PAYMENT OF THE AGGREGATE SUBSCRIPTION PRICE BY MAIL, WE RECOMMEND THAT YOU SEND THEM BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. YOU SHOULD ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO HARRIS TRUST AND SAVINGS BANK AND CLEARANCE OF PAYMENT PRIOR TO THE TIME THE RIGHTS EXPIRE.


DETERMINATIONS REGARDING THE EXERCISE OF RIGHTS


     We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.



     Neither we nor Harris Trust and Savings Bank, will be under any duty to notify you of a defect or irregularity. We will not be liable for failing to give you such notice. We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of rights if our issuance of shares of MEMC common stock pursuant to your exercise could be deemed unlawful or materially burdensome. See "-- Regulatory Limitation" on page 32 and "-- Compliance with State Regulations Pertaining to the Rights Offering" on page 34.

GUARANTEED DELIVERY PROCEDURES

     If you wish to exercise your rights, but you do not have sufficient time to deliver the rights certificates evidencing your rights to the subscription agent on or before the time the rights expire, you may exercise your rights by the following guaranteed delivery procedures:


     - Make your payment in full of the subscription price for each share of MEMC common stock being subscribed for pursuant to the basic subscription privilege and the over-subscription privilege to be received (in the manner set forth in "-- Method of Payment" on page 26) to Harris Trust and Savings Bank on or before the time the rights expire;


     - Deliver a notice of guaranteed delivery to Harris Trust and Savings Bank at or before the time the rights expire; and

     - Deliver the properly completed rights certificate evidencing the rights being exercised (and, if applicable for a nominee holder, the related nominee holder certification), with any required signatures guaranteed, to Harris Trust and Savings Bank, within one New York Stock Exchange trading day following the date of the notice of guaranteed delivery was delivered to Harris Trust and Savings Bank.


     Your notice of guaranteed delivery must be substantially in the form provided with the "Instructions As To Use Of Rights Certificates" distributed to you with your rights certificate. Your notice of guaranteed delivery must come from an eligible institution, or other eligible guarantee institutions which are a member of, or a participant in, a signature guarantee program acceptable to Harris Trust and Savings Bank. In your notice of guaranteed delivery you must state:


     -  Your name;

     - The number of rights represented by your rights certificates, the number of shares of MEMC common stock you are subscribing for pursuant to the basic subscription privilege and the number of the shares of MEMC common stock, if any, you are subscribing for pursuant to the over-subscription privilege; and

     - Your guarantee that you will deliver to Harris Trust and Savings Bank any rights certificates evidencing the rights you are exercising within one New York Stock Exchange trading day following the date Harris Trust and Savings Bank receives your notice of guaranteed delivery.


     You may deliver the notice of guaranteed delivery to Harris Trust and Savings Bank in the same manner as the rights certificate at the addresses set forth above, under "-- Delivery of Subscription Materials and Payment" on page
27. You may also transmit the notice of guaranteed delivery to Harris Trust and Savings Bank by telegram or facsimile transmission (telecopier no. (212) 701-7636). To confirm facsimile deliveries, you may call (212) 701-7624.


     Morrow & Co., Inc. will send you additional copies of the form of notice of guaranteed delivery if you need them. Please call Morrow & Co., Inc. at (800) 566-9061. Banks and brokerage firms please call (800) 622-5200 to request any copies of the form of notice of guaranteed delivery.

SUBSCRIPTION AGENT

     We have appointed Harris Trust and Savings Bank as subscription agent for the rights offering. We will pay its fees and expenses related to the rights offering. We also have agreed to indemnify Harris Trust and Savings Bank from certain liabilities which it may incur in connection with the rights offering.

QUESTIONS ABOUT EXERCISING RIGHTS -- INFORMATION AGENT

     You may direct any questions or requests for assistance concerning the method of exercising your rights, additional copies of this prospectus, the instructions, the nominee holder certification, the notice of guaranteed delivery or other subscription documents referred to herein, to Morrow & Co., Inc., the information agent, at the following telephone number and address:

    Morrow & Co., Inc.
    445 Park Avenue, 5th Floor
    New York, NY 10022
    (212) 754-8000
    Toll Free (800) 566-9061
    Banks and Brokerage Firms
    Please call (800) 662-5200

NO REVOCATION OF EXERCISE OF RIGHTS UNLESS VEBA ZWEITE'S CONDITIONS ARE NOT MET



     Once you have exercised your basic subscription privilege and/or over-subscription privilege, you may not revoke your exercise, unless the conditions to VEBA Zweite's obligation to purchase all of the shares not purchased by other rights holders in this rights offering are not satisfied or waived before the time the rights expire. In that case, we plan to notify you through a prospectus supplement, you will be able to change your decision, and we may extend the date the rights expire.


NO FRACTIONAL SHARES WILL BE ISSUED

     We will not issue any fractional shares of MEMC common stock. You may not exercise a right in part.

METHOD OF TRANSFERRING AND SELLING RIGHTS


     We have applied to list the rights on the New York Stock Exchange under the symbol "WFRRT." Additionally, we expect that rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the date the rights expire. However, there has been no prior public market for the rights. We cannot assure you that a trading market for the rights will develop or, if a market develops, that the market will remain available throughout the subscription period. Additionally, we cannot assure you of the price at which the rights will trade, if at all. If you do not exercise or sell your rights you will lose any value inherent in the rights. See "-- General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights" on page 31.



     Transfer of Rights. You may transfer rights in whole by endorsing the rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your rights certificate. If you wish to transfer only a portion of the rights (but not fractional rights), you should deliver your properly endorsed rights certificate to Harris Trust and Savings Bank. With your rights certificate, you should include instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new rights certificate to the transferee evidencing such transferred rights). If there is sufficient time before the expiration of the rights offering, the subscription agent will send you a new rights certificate evidencing the balance of the rights issued to you but not transferred to the transferee. You may also instruct Harris Trust and Savings Bank to send the rights certificate to one or more additional transferees. If you do not wish to receive your remaining rights, you may instruct Harris Trust and Savings Bank to sell your rights for you as described below.


     If you wish to transfer all or a portion of your rights (but not fractional rights), you should allow a sufficient amount of time prior to the time the rights expire for Harris Trust and Savings Bank to:

     -  Receive and process your transfer instructions; and

     - Issue and transmit a new rights certificate to your transferee or transferees with respect to transferred rights, and to you with respect to rights you retained, if any.

     If you wish to transfer your rights to any person other than a bank or broker, the signatures on your rights certificate must be guaranteed by an eligible institution.

     Sales of Rights Through Harris Trust and Savings Bank. You may also sell the rights, in whole or in part (but not fractional rights), through Harris Trust and Savings Bank as the subscription agent. If you wish to have Harris Trust and Savings Bank try to sell your rights, you must deliver your properly executed rights certificate, with appropriate instructions, to Harris Trust and Savings Bank. If you want the subscription agent to try to sell only a portion of your rights, you must send Harris Trust and Savings Bank instructions setting forth what you would like done with the rights, along with your rights certificate.

     If Harris Trust and Savings Bank sells rights for you, it will send you a check for the proceeds from the sale of any of your rights as soon as possible after the date the rights expire. If your rights can be sold, the sale will be deemed to have been made at the weighted average sale price of all rights sold by Harris Trust and Savings Bank. We will pay the fees charged by Harris Trust and Savings Bank for making your sale. We cannot assure you, however, that a market will develop for the rights or that Harris Trust and Savings Bank will be able to sell your rights.

     You must have your order to sell your rights to Harris Trust and Savings
Bank before 11:00 a.m., New York City time, on           , 1999, the fifth
business day before the date the rights are expected to expire. If less than all sales orders received by Harris Trust and Savings Bank are filled, it will prorate the sales proceeds among you and the other holders based upon the number of rights each holder has instructed Harris Trust and Savings Bank to sell during such period, irrespective of when during such period the instructions are received by it. Harris Trust and Savings Bank is required to sell your rights only if it is able to find buyers. If Harris Trust and Savings Bank cannot sell
your rights by 5:00 p.m. New York City time, on           , 1999, the third
business day prior to the dates the rights are expected to expire, Harris Trust and Savings Bank will return your rights certificate promptly by mail to you.


     General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights. You should also allow two to ten business days for your transferee to exercise or sell the rights evidenced by such new rights certificates. The amount of time needed by your transferee to exercise or sell its rights depends upon the method by which the transferee delivers the rights certificates, the method of payment made by the transferee, and the number of transactions which the holder instructs Harris Trust and Savings Bank to effect. Neither we nor Harris Trust and Savings Bank will be liable to a transferee or transferor of rights if rights certificates or any other required documents are not received in time for exercise or sale prior to the time the rights expire.


     You will receive a new rights certificate upon a partial exercise, transfer or sale of rights only if Harris Trust and Savings Bank receives your properly endorsed rights certificate no later than 5:00 p.m., New York City time, five business days before the date the rights expire. Harris Trust and Savings Bank will not issue a new rights certificate if your rights certificate is received after that time and date. If your instructions and rights certificate are not received by Harris Trust and Savings Bank by that time and date, you will lose your power to sell or exercise your remaining rights.

     Unless you make other arrangements with Harris Trust and Savings Bank, a new rights certificate issued to you after 5:00 p.m., New York City time, five business days before the date the rights expire will be held for pick-up by you at Harris Trust and Savings Bank's hand delivery address provided herein. You bear the responsibility for all newly issued rights certificates.

     Except for fees charged by Harris Trust and Savings Bank (which will be paid by us), you are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your rights. Any amounts you owe will be deducted from your account.

     IF YOU DO NOT EXERCISE YOUR RIGHTS BEFORE THE SPECIFIED EXPIRATION TIME, YOUR RIGHTS WILL EXPIRE AND WILL NO LONGER BE EXERCISABLE.

PROCEDURES FOR DTC PARTICIPANTS

     We expect that the rights will be eligible for transfer through, and that your exercise of your basic subscription privilege (but not your over-subscription privilege) may be made through, the facilities of The Depository Trust Company (commonly known as DTC). If your rights are exercised as part of the basic subscription privilege through DTC we refer to them as "DTC Exercised Rights." If you hold DTC Exercised Rights, you may exercise your over-subscription privilege by properly executing and delivering to Harris Trust and Savings Bank, at or prior to the time the rights expire, a DTC participant over-subscription exercise form and a nominee holder certification and making payment of the appropriate subscription price for the number of shares of MEMC common stock for which your over-subscription privilege is to be exercised. Please call Harris Trust and Savings Bank at (800) 245-7630 to obtain copies of the DTC participant over-subscription exercise form and the nominee holder certification.

DETERMINATION OF SUBSCRIPTION PRICE


     A special committee of our Board of Directors set the subscription price at
an average trading price of MEMC common stock from        , 1999 to        ,
1999. We completed the private placement of shares to VEBA Zweite on        ,
1999 at $[7.50] per share. In approving the subscription price, the special committee considered a number of factors, including advice provided by the dealer managers with respect to the size, pricing and structure of the private place-ment to VEBA Zweite and the rights offering and the results of analyses performed by NationsBanc Montgomery Securities LLC to assist us in determining the appropriate and desirable pricing terms for the private placement to VEBA Zweite and the rights offering. The special committee also considered additional factors, such as the alternatives available to us for raising capital, the market price of MEMC common stock, the pro rata nature of the private placement to VEBA Zweite and the rights offering, the pricing of similar transactions, our business prospects and the general condition of the securities markets. See "Plan of Distribution" beginning on page 54.


EXTENSIONS AND TERMINATION

     We may extend the rights offering and the period for exercising your rights. However, we will not extend the rights offering or exercise period
beyond                , 1999. We may terminate the rights offering at any time
prior to the time the rights expire.

NO RECOMMENDATIONS TO RIGHTS HOLDERS

     We are not making any recommendation as to whether or not you should exercise your rights. You should make your decision based on your own assessment of your best interests. None of our Board of Directors, the special committee, our officers, the dealer managers or any other person are making any recommendations as to whether or not you should exercise your rights.

FOREIGN STOCKHOLDERS AND STOCKHOLDERS WITH APO OR FPO ADDRESSES


     We will not mail rights certificates to record date holders or to subsequent transferees whose addresses are outside the United States or who have an APO or FPO address. Instead, we will have Harris Trust and Savings Bank hold such rights certificates for such holders' accounts. To exercise their rights, such holders must notify the subscription agent prior to 11:00 a.m., New York
City time, on           , 1999, three business days prior to the date the rights
expire, and must establish to the satisfaction of the subscription agent that such exercise is permitted under applicable law. If such holder does not notify and provide acceptable instructions to Harris Trust and Savings Bank by such time (if no contrary instructions have been received), the rights will be sold, subject to Harris Trust and Savings Bank's ability to find a purchaser. Any such sales will be deemed to be effected at the weighted average sale price of all rights sold by Harris Trust and Savings Bank. See "- Method of Transferring and Selling Rights" beginning on page 30. If the rights can be sold, Harris Trust and Savings Bank will remit a check for the proceeds from the sale of any rights to such holders by mail. The proceeds, if any, resulting from sales of rights pursuant to the basic subscription privilege of holders whose addresses are not known by Harris Trust and Savings Bank or to whom delivery cannot be made will be held in an interest bearing account. Any amount remaining unclaimed on the second anniversary of the date the rights expire will be turned over to us.


REGULATORY LIMITATION


     We will not be required to issue to you shares of MEMC common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the rights expire, you have not obtained such clearance or approval.


ISSUANCE OF COMMON STOCK

     Harris Trust and Savings Bank will issue to you certificates representing shares of MEMC common stock you purchase pursuant to the rights offering as soon as practicable after the time the rights expire.


     Your payment of the aggregate subscription price will be retained by Harris Trust and Savings Bank, and will not be delivered to us, until your subscription is accepted and you are issued your stock certificates. We will not pay you any interest on funds paid to Harris Trust and Savings Bank, regardless of whether such funds are applied to the subscription price or returned to the you. You will have no rights as a stockholder of MEMC with respect to shares of MEMC common stock subscribed for until certificates representing such shares are issued to you. Upon our issuance of such certificates, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the rights certificates, your certificates for shares issued pursuant to your exercise of rights will be registered in your name.

     If the rights offering is not completed for any reason, Harris Trust and Savings Bank will promptly return, without interest, all funds received by it.

     We will retain any interest earned on the funds held by Harris Trust and Savings Bank prior to the closing or termination of the rights offering.


VEBA GROUP



     As of                , 1999, the record date, the VEBA group will
beneficially own approximately [35,637,609] shares of the outstanding MEMC common stock ([65.2]% of the outstanding shares). The VEBA group is comprised of VEBA Zweite and VEBA Corporation, each a subsidiary of VEBA AG and its subsidiaries.



PRIVATE PLACEMENT TO VEBA ZWEITE



     On                , 1999, we sold [14,146,667] shares of MEMC common stock
to VEBA Zweite at $[7.50] per share, the subscription price, for aggregate proceeds to us of approximately $105.9 million, after paying estimated expenses. See "Recent Developments -- Financial Restructuring Plan -- Private Placement to VEBA Zweite and the Rights Offering" on page 20.



STANDBY AGREEMENT WITH VEBA ZWEITE



     Although we will not distribute any rights to VEBA Zweite, it has agreed to purchase at $[7.50] per share, the subscription price, all shares of MEMC common stock not purchased by rights holders in the rights offering. This standby agreement is subject to certain conditions, including the following material conditions which have not yet been satisfied:



     -  VEBA Zweite must receive a specified opinion of our counsel;



     - VEBA Zweite must receive a specified letter from our certified public accountants;


     - we must not have received a stop order suspending our registration statement of which this prospectus forms a part;

     - we must not have experienced any material adverse change in our capital stock or any material increase in our short-term or long-term debt other than in the ordinary course of business or pursuant to existing agreements with VEBA Corporation and its affiliates;

     - we must not have experienced any material adverse change since October 22, 1998;

     - we must not have incurred any material liabilities or obligations, except liabilities with VEBA Corporation and its affiliates, that were not in existence on October 22, 1998; and


     - all representations and warranties we made in the standby agreement with VEBA Zweite must be true and correct as of the day the rights expire.



     The number of shares VEBA Zweite purchases will be determined after all rights holders exercise their basic subscription and over-subscription privileges. VEBA Zweite will pay for the shares of MEMC common stock it purchases under the standby agreement on or after the date the rights expire. If VEBA Zweite or its affiliates purchases any rights, they will not exercise their over-subscription privilege with respect to those rights.



     Assuming no other holders exercise their rights and VEBA Zweite purchases all unsubscribed shares of MEMC common stock offered hereby, the VEBA group will own approximately [71.7]% of the MEMC common stock issued and outstanding after the rights offering, based on the number of shares purchased by VEBA Zweite in the private placement and the number of shares of MEMC common stock outstanding as of January 31, 1999.


SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING


     Assuming we issue all of the shares of MEMC common stock offered in the rights offering, approximately [67,173,883] shares of MEMC common stock will be issued and outstanding. Based on the [14,146,667] shares purchased by VEBA Zweite in the private placement and the 40,507,216 shares of MEMC common stock outstanding as of January 31, 1999, our issuance of shares in the rights offering would result (on a pro forma basis as of January 31, 1999) in a [22.9]% increase in the number of outstanding shares of MEMC common stock.

COMPLIANCE WITH STATE REGULATIONS PERTAINING TO THE RIGHTS OFFERING

     We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase MEMC common stock from you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of such states or other jurisdictions. We do not expect that there will be any changes in the terms of the rights offering. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of that state, you will not be eligible to participate in the rights offering.

                                    BUSINESS

GENERAL

     MEMC is a leading worldwide producer of silicon wafers. The silicon wafer is the fundamental building block from which almost all semiconductors are manufactured. Semiconductors are used in virtually all electronic applications, including computers, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems, and analytical and defense systems. We operate manufacturing facilities, directly or through joint ventures, in Italy, Japan, Malaysia, South Korea, Taiwan, and the United States. We sell silicon wafers to most of the world's largest manufacturers of semiconductors. We are the leading worldwide supplier of silicon wafers outside of Japan and the only significant non-Japanese silicon wafer manufacturer with manufacturing and research facilities in Japan.

INDUSTRY OVERVIEW


     Almost all semiconductors are manufactured from silicon wafers, and thus the strength of the silicon wafer industry is highly correlated to the performance of the semiconductor industry. Although there are over two hundred semiconductor manufacturers worldwide, we believe that the top twenty semiconductor manufacturers accounted for over 70% of all semiconductor revenues in 1998. We also believe that of the approximately 18 silicon wafer manufacturers in the world today, six principal manufacturers, including ourselves, supply a substantial majority of the wafers used by the major semiconductor manufacturers.


Semiconductor Industry


     The semiconductor industry historically has been a high growth cyclical industry. Worldwide, the industry grew at a compound annual growth rate of 14.1% from $24.3 billion in revenues in 1985 to $134.8 billion in revenues in 1998, according to Dataquest estimates. Continuous improvements in semiconductor process and design technologies, semiconductor fabrication equipment and the composition of silicon wafers have allowed semiconductor manufacturers to produce more complex, higher performance and more reliable devices at a lower cost per device. The result has been a large proliferation of uses for semiconductors and historically rapid growth in semiconductor revenue.



     Despite the semiconductor industry's history of significant growth, semiconductor revenues grew by only 3.6% in 1997 and declined by 8.4% in 1998, according to Dataquest estimates. This slowdown has been attributed to excess capacity and resultant price erosion, especially for DRAM (commonly used computer memory chips). This downturn has extended through 1998 due to continued overcapacity and the weak economic conditions in the Asia Pacific and Japanese markets.



     Throughout this downturn, semiconductor manufacturers have been exerting significant price pressure on their raw material suppliers, including silicon wafer manufacturers. Semiconductor manufacturers have also accelerated the speed at which they have reduced their device line widths, or the distance between circuit elements, in an effort to reduce costs. The reduction in line widths results in a requirement of less silicon per device. Additionally, the semiconductor industry has recently experienced significant restructuring and consolidation activities.


     Semiconductor manufacturers greatly reduced their capital spending beginning in late 1997 and throughout 1998. This reduced capital spending has limited additions to capacity.

Silicon Wafer Industry


     The silicon wafer industry historically has been a high growth cyclical industry correlated to the growth of the semiconductor industry. Worldwide, the industry grew at a compound annual growth rate of 9.2% from 1.2 billion square inches in 1985 to 3.7 billion square inches in 1998, according to Dataquest estimates. From 1993 through the first half of 1996 the industry was characterized by excess demand and wafer shortages. Due to these shortages and anticipated future demand, wafer manufacturers quickly added capacity, especially for 8-inch wafers, the predominant wafer used in the industry today and the wafer diameter anticipated to have the most significant growth in demand over the next several years. This growth rate declined significantly in late 1996.

     The silicon wafer industry slowdown, which began in the summer of 1996, has left the industry in a state of overcapacity. Price declines have resulted from this overcapacity. Moreover, the weakness of the Japanese yen and Deutsche mark have allowed Japanese and German competitors to offer lower dollar based pricing. The price declines have been greatest for 8-inch wafers where the highest overcapacity exists. According to Dataquest, silicon wafer consumption declined by an estimated 7.6% in 1998.


     Major silicon wafer manufacturers, including MEMC, invested in 12-inch wafer manufacturing capacity in anticipation that the semiconductor industry would migrate to this larger diameter wafer. However, in 1998, the industry experienced a softening semiconductor market and successful implementation of thinner device linewidths on the current diameters. This resulted in industry recognition that the transition to 12-inch wafers would be delayed. The new transition timing requires 12-inch wafer characteristics to be even more advanced at the time they are introduced for production of integrated circuits.

     The leading semiconductor manufacturers organized and funded two industry consortia for the purpose of evaluating 12-inch equipment and materials. These consortia, International Sematech in Austin, Texas, and SELETE in Japan, heavily influenced the 12-inch market during 1998. While the primary use of 12-inch wafers in 1999 will continue to be for semiconductor device process and tool development, MEMC expects to also ship samples of 12-inch prime polished and epitaxial wafers.

PRODUCTS

     Our silicon wafers vary in diameter, surface features (polished or epitaxial), composition, electrical properties and method of manufacture. Our silicon wafers are manufactured according to the exacting specifications required by our customers; we currently produce wafers with a variety of product features satisfying more than 1,000 unique product specifications. Semiconductor manufacturers require wafers of larger diameter and more stringent technical specifications in order to produce increasingly complex semiconductor devices such as the larger megabit memory chips and microprocessors.


     Our customers have increased their focus on efficient semiconductor production processes because their manufacturing processes for semiconductor devices have become more expensive. Our customers make many semiconductor devices, or chips, from the same wafer, and all chips from a particular wafer are manufactured and processed simultaneously at each stage in the device manufacturing process. Because of this, larger-sized wafers allow for a greater throughput from the same semiconductor manufacturing process and allow semiconductor manufacturers to spread their fixed costs of production over a larger volume of finished products. For example, a 6-inch (150 millimeter) wafer has a surface area of approximately 27.4 square inches, whereas an 8-inch (200 millimeter) wafer has a surface area of approximately 48.7 square inches. Thus, the 8-inch wafer has approximately 78% more surface area than the 6-inch wafer. A 12-inch (300 millimeter) wafer has a surface area of approximately 109.6 square inches or approximately 125% more surface area than an 8-inch wafer. Despite the industry's focus on 6-inch and larger diameter wafers, we continue to manufacture and sell a significant amount of 4-inch (100 millimeter) and 5-inch (125 millimeter) wafers.


     We manufacture wafers in sizes ranging from 4 inches to 8 inches in diameter as well as a limited number of pilot development 12-inch diameter wafers from our pilot development lines. Customers use the larger diameter wafers in more sophisticated applications where semiconductor manufacturers benefit from the increased efficiencies and greater number of available die per wafer.

     Our silicon wafers fall into one of three general types:

Prime Polished Wafers

     Our principal product is the prime polished wafer, which is a highly refined, pure silicon wafer with an ultraflat and ultraclean surface. We put prime polished wafers through a sophisticated chemical-mechanical polishing process that removes defects and leaves an extremely smooth surface. This makes the wafers suitable for the advanced technologies used by our customers. Our customers use prime polished wafers in a broad range of applications for integrated circuit devices.

Epitaxial Wafers

     Customers have forced semiconductor manufacturers to use smaller and smaller device features in order to incorporate more complex functionality in the integrated circuit. Smaller devices also improve performance and control power consumption and heat production. We manufacture epitaxial wafers to serve the technological demands of our customers that manufacture advanced semiconductors.

     Epitaxial wafers consist of a thin, single-crystal silicon layer grown on the polished surface of the silicon wafer. The wafer is designed to have different composition and electrical properties from the epitaxial layer on the wafer surface. The wafer, among other things, helps to improve isolation between circuit elements our customers fabricate on the silicon film surface of the wafer. One result of such smaller devices is the requirement that the distance between circuit elements becomes increasingly narrow. The industry refers to the distance between circuit elements as line widths. A critical aspect in the construction of any integrated circuit device is the isolation of these different elements that comprise the integrated circuit device. Without sufficient isolation of the various elements, the elements could communicate electrically with each other, which could ruin the device. Epitaxial wafers provide improved isolation and allow for increased reliability of the finished semiconductor device, greater efficiencies during the semiconductor manufacturing process, and ultimately more complex integrated circuit devices.

Test/Monitor Wafers

     We supply test/monitor wafers, or monitor wafers, to our customers for their use in testing semiconductor fabrication lines and processes. Although monitor wafers are substantially the same as prime polished wafers with respect to cleanliness, and in some cases flatness, other specifications are generally less rigorous. This allows us to produce monitor wafers from the portion of a silicon ingot that does not meet customer specifications for wafers to be used in the manufacture of semiconductors. Therefore, sales of monitor wafers allow us to experience a higher yield from each silicon ingot produced.

RAW MATERIALS


     The main raw material in our production process is polysilicon. We produce over one-half of our total polysilicon requirements and purchase the remainder of our requirements from others. The availability of polysilicon currently significantly exceeds demand. We believe that an adequate supply of polysilicon will be available internally or from others for the foreseeable future.


     We obtain substantially all of our requirements for several raw materials, equipment, parts and supplies from sole suppliers. Although we believe that we could find adequate alternative sources of supply for these raw materials, equipment, parts and supplies, we may be required to obtain new qualifications from our customers in order to change or substitute suppliers. Because we cannot predict whether we would be successful or how long that process would take, our manufacturing yields could be adversely affected while we transition to a new supplier.


     We believe that adequate quantities of all our key raw materials, equipment, parts and supplies are currently available. However, because of the cyclical nature of our industry, we may experience shortages in the future. See "Risk Factors -- We Depend on Certain Suppliers and Finding Alternative Sources Of Supply Could Affect Adversely Our Customer Qualifications And Manufacturing Yields" on page 15.


MANUFACTURING PROCESS

     Silicon wafers for the semiconductor industry are extremely complex materials with characteristics such as high purity levels, highly uniform crystal structure, and precise mechanical tolerances. Electronic grade silicon is one of the most refined materials in the world, having an impurity level of no more than one part per billion. Requirements for highly uniform crystal structure, mechanical tolerances and cleanliness in the manufacture of silicon wafers are at levels that stretch manufacturing processes to the limits of measurement, and necessitate that we conduct certain processes in "clean rooms."

     The silicon wafer manufacturing process consists of three principal phases: the crystal growth process, the wafer slicing process and the wafer finishing process.

Crystal Growth Process

     The first step in the wafer manufacturing process is the formation of a large, silicon single crystal or ingot. This process begins with the melting of polysilicon, together with minute amounts of electrically active elements such as arsenic, boron, phosphorous or antimony in a quartz crucible.

     Once the melt has reached the desired temperature, we lower a silicon seed crystal, or "seed" into the melt. The melt is slowly cooled to the required temperature, and crystal growth begins around the seed. As the growth continues, the seed is slowly extracted or "pulled" from the melt. The temperature of the melt and the speed of extraction govern the diameter of the ingot, and the concentration of an electrically active element in the melt governs the electrical properties of the silicon wafers to be made from the ingot. This is a complex, proprietary process requiring many control features on the crystal-growing equipment.

Wafer Slicing Process

     After we grow the ingots, we extract them from the crystal pulling furnaces and allow them to cool. We grind the ingots to the specified diameter, and then we slice the ingots into thin wafers. Next, we prepare the wafers for the surface polishing steps with a multi-step process using precision lapping machines, edge contour machines and chemical etchers.

Wafer Finishing Process

     Final polishing and cleaning processes give the wafers the clean and superflat mirror polished surfaces required for the fabrication of semiconductor devices. For wafer polishing, we currently use our proprietary, ninth-generation polishers together with our innovative chemical-mechanical polishing process. This form of polishing was one of our early inventions that first allowed solid state devices to move from individual circuits to the complexities of today's integrated circuits. We further process some of our products into epitaxial wafers.

RESEARCH AND DEVELOPMENT

     A number of factors drive our current research and development efforts. These include our business strategy and focus mainly on:

     - the development and improvement of large diameter and advanced silicon wafer products,

     - manufacturing process improvements, and

     - enhancement and cost reduction of existing products.

Customer focus also influences research and development. We work closely with customers in developing new products and refining existing products to faster meet the needs of the marketplace. To strengthen this relationship and interaction, we assign research and development application engineers to key customer accounts worldwide.

     A recent product innovation of our research and development program includes a new class of polished wafer with a virtually defect-free wafer surface. We are currently delivering 6-inch and 8-inch diameters of this class of polished wafer to customers for evaluation in increasing their yields. We also engage in ongoing research and development to continuously improve the surface of epitaxial wafers. Further, as a result of our commitment to develop the next diameter of silicon wafers, we are now supplying high quality 12-inch wafers to the industry from pilot development lines. We first produced our 12-inch diameter wafers in 1991 and believe we are one of the industry leaders in the development of this next generation of wafers. Our new class of polished wafer and 12-inch wafers are in the pilot stage of development, and we cannot assure you that either will ever mature to a commercial product.

     We continue to see rapid technological change and product innovation in the market for silicon wafer products. In response to this business environment, we recently commissioned a "Wafering Center of Excellence" to direct our wafering process research and development. The Wafering Center of Excellence is located at our plant in Utsunomiya, Japan and has the capacity to produce 12-inch wafers.

     We do not expect the demand for 12-inch wafers to develop until the year 2001 or beyond. In the interim, we expect semiconductor customers to continue their support of two industry consortia to develop the tool set and processes necessary to fabricate integrated circuits on 12-inch wafers.

MARKETING AND SALES

     We market most of our products through a direct sales force. We believe a key element of our marketing strategy is establishing and maintaining close relationships with our customers. We try to accomplish this through multi-functional teams of technical, marketing and sales, and manufacturing personnel. These teams work closely with customers in developing their new production facilities, qualifying our products for use at such new facilities and maintaining qualification at all existing manufacturing facilities. We complete sales principally through indicative-only contracts of one year or less that indicate expected volumes and specify price.


     Our close relationships with our customers are partly the result of the lengthy and expensive "qualification" process by which customers qualify silicon wafer manufacturers, and their individual facilities, to supply a particular product. We are aware of changing customer needs and target our manufacturing to try to produce wafers adapted to each customer's process and requirements. For 1998, the following ten customers generated over half of our sales:


     -  Advanced Micro Devices, Inc.;

     -  Chartered Semiconductor Manufacturing, Ltd.;

     -  Cypress Semiconductor Corporation;

     -  International Business Machines Corporation;

     -  Motorola, Inc.;

     -  National Semiconductor Corporation;

     -  Philips Electronics N.V.;

     -  Samsung Electronics Co., Ltd.;


     -  ST Microelectronics N.V.; and



     -  Texas Instruments Incorporated.



Texas Instruments alone represented more than 10% of our sales in 1998.


COMPETITION


     We face intense competition in the silicon wafer industry from established manufacturers throughout the world. We believe that we possess certain technological and other strengths relative to our competitors. However, realizing and maintaining such strengths requires us to continue making a high level of investment in research and development, marketing and customer service and support. Our inability to maintain such investments could have a material adverse effect on our operating results. For other risks related to competition, see "Risk Factors -- We Experience Intense Competition in the Silicon Wafer Industry And Our Customers Expect Continuing Technological Innovation At A Low Cost" on page 11 and "Risk Factors -- Currency Exchange Rates and Increased Competition Have Reduced Wafer Prices And Have Led To Lower Margins And Profits" on page 12.


JOINT VENTURES

     We have entered into a number of joint ventures as part of our strategy to leverage our capital, to enter expanding markets, to forge closer working relationships with our principal customers and to broaden the geographic diversification of our operations. We have joint ventures with prominent partners in South Korea, Taiwan and the United States.

POSCO HULS Co., Ltd.


     In 1990, we entered into a joint venture in South Korea with Samsung Electronic Co., Ltd. and Pohang Iron and Steel. Samsung is a South Korean manufacturer of integrated circuits and one of our largest customers. Pohang is a South Korean steel manufacturer. The South Korea joint venture is named POSCO HULS Co., Ltd. (commonly known as PHC) and manufactures and sells silicon wafers in South Korea. PHC generated sales of $121.0 million in 1998, $215.9 million in 1997, $275.1 million in 1996 and $180.5 million in 1995. Over half of PHC's sales in each of these years were to Samsung. PHC has the capacity to produce per month an aggregate of approximately 320,000 6-inch and 8-inch wafers.

We currently own 40% of PHC. Pohang currently owns 40% and Samsung currently owns 20%.


     We have agreed to provide technical assistance and information to PHC. We have also granted licenses to PHC to use certain technology to manufacture, promote and sell silicon wafers. In exchange for such technical assistance and licenses, we receive royalties. Through September 30, 1998 we received quarterly royalties based on PHC's net sales. Effective October 1, 1998, the agreement by which we provide technical assistance and information and have granted licenses to PHC was amended. The amendment, among other things, extends the term of the technical agreement. Under the amendment, we receive quarterly royalties based on net sales and an annual royalty based on net income after taxes. The quarterly royalties and the annual royalty we receive from PHC are separate and independent calculations. Accordingly, if PHC has a net loss for the fiscal year, then we will not receive an annual royalty based on net income after taxes, but we will receive and retain the full amount of the quarterly royalties based on net sales.


Taisil Electronic Materials Corporation


     In 1994, we formed Taisil Electronic Materials Corporation with China Steel Corporation. China Steel Corporation is a Taiwanese steel manufacturer. Taisil manufactures and sells silicon wafers in Taiwan. Taisil generated sales of $58.7 million in 1998, $61.6 million in 1997 and $7.2 million in 1996. Taisil did not generate sales in 1995 because it did not finish construction of its manufacturing facilities until May of 1996. Taisil has the capacity to produce approximately 140,000 8-inch wafers per month. Taisil has in place infrastructure that could support the production of approximately 240,000 8-inch wafers per month. We currently own 45% of Taisil. The remainder of Taisil is owned by China Steel Corporation (35%), Chao Tung Bank (10%) and the China Development Corporation (10%).


     We have agreed to provide technical assistance and information to Taisil. We have also granted licenses to Taisil to use certain technology to manufacture and sell silicon wafers. In exchange for such technical assistance and licenses, we receive semiannual royalties based on Taisil's net sales and operating income.


     For other information regarding Taisil, see "Risk Factors -- We May Have to Make Substantial Payments In Connection With Our Taisil Joint Venture, And This Could Divert Funds From Other Needed Areas" beginning on page 13 and "Recent Developments -- Taisil Electronic Materials Corporation" on page 21.


PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY

     As of November 30, 1998, we owned of record or beneficially approximately 112 U.S. patents, of which approximately 14 will expire by 2003, approximately 22 will expire between 2004 and 2008 and approximately 76 will expire after 2008. As of November 30, 1998, we owned of record or beneficially approximately 174 foreign patents, of which approximately 34 will expire by 2003, approximately 79 will expire between 2004 and 2008 and approximately 61 will expire after 2008. These foreign patents are generally counterparts of our U.S. patents. We cannot assure you, however, that any of these patents will not be challenged, invalidated or circumvented in the future, or that they do or will provide a competitive advantage. As of that date, we had also submitted approximately 96 U.S. and 440 foreign patent applications. However, we cannot assure you that any of these applications will be granted.


     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology that we consider proprietary, and third parties may attempt to develop similar technology independently. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. Accordingly, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.



     Under certain contracts, we are required to indemnify some third parties against claims of infringement of the intellectual property rights of others.



     Any litigation in the future to enforce patents issued to us, to protect trade secrets or know-how possessed by us or to defend us or indemnify others against claimed infringement of the rights of others could have a material adverse effect on our financial condition and operating results. Also, regardless of the validity or successful outcome of such claims, we may need to expend significant time and expense to protect our intellectual property rights or to defend against claims of infringement by third parties, which could have a material adverse effect on us. If we lose any such litigation, we may be required to:



     -  pay substantial damages;



     -  seek licenses from others; or



     -  change, or stop manufacturing or selling, some of our products.



     Any of these outcomes could have a material adverse effect on our business, results of operations or financial condition.



LEGAL PROCEEDINGS



Equipment Purchase Dispute


     We have a dispute with a manufacturer of equipment for the production of silicon wafers. The dispute involves our cancellation of an order for a number of pieces of equipment. The manufacturer claims that we are obligated for approximately $5 million for costs related to the cancelled order, including the cost of inventory it has on hand and on order with its vendors. We are in the process of evaluating the merits of the manufacturer's claim. The manufacturer has advised us that if we are unable to resolve this dispute, it will file suit against us. While we will assert all of our defenses in this dispute, we cannot assure you that we will be able to resolve this dispute on terms favorable to us.


Litigation Related To MEMC Pasadena


     In a case entitled Damewood vs. Ethyl Corporation, et al., (Case No. 96-38521), filed on August 1, 1996, three employees of the former operator of MEMC Pasadena's plant, Albemarle Corporation, filed suit against us and others in the 189th Judicial District Court, Harris County, Texas. The employees alleged that they sustained injuries during an explosion at that plant on January 27, 1996. We have settled this matter with plaintiffs and have been dismissed as a party. One of the other defendants, Ethyl Corporation, was the only defendant in this case at the time of trial in October 1998. A jury awarded a verdict against Ethyl Corporation in the amount of $6.1 million.


     In July of 1996, two employees of the former operator of the MEMC Pasadena plant were injured when flaming liquid escaped from a valve under repair. These individuals filed suit on June 13, 1997, against us and others in a case entitled Parden vs. Ethyl Corporation, et al. (Case No. 97-34857) in the 61st Judicial District Court, Harris County, Texas. Plaintiffs are seeking actual and exemplary damages in an unstated amount. We believe that we have meritorious defenses to this cause of action. This case is currently set for trial on August 16, 1999.



     A demand against us for defense and indemnity in both these cases was made on behalf of Ethyl Corporation by Albemarle Corporation on September 29, 1998. Albemarle Corporation has assumed the obligation to defend and indemnify Ethyl Corporation under an agreement in which Ethyl Corporation transferred ownership of the plant where the injury took place to Albemarle Corporation. Albemarle Corporation's demand for defense and indemnification against us on behalf of Ethyl Corporation is under evaluation by our counsel. In early November, we made a demand for indemnity in these cases against Albemarle. Demands for indemnity made by Albemarle Corporation on behalf of Ethyl Corporation and by us are both based on contractual indemnity language contained in the contract for the sale of the MEMC Pasadena plant from Albemarle Corporation to us.



     In October 1997, a flash ignition occurred at the MEMC Pasadena plant. Eleven employees of U.S. Contractors, Inc., a construction contractor, received injuries from the impact. Three of these individuals have filed suit against us, Albemarle Corporation and another party for injuries allegedly sustained in this accident in a case entitled Larry Lambert, Andres Garcia and Rogers Patino vs. MEMC Pasadena, Inc., (Cause No. 97-61639). The case was filed in the 152nd Judicial District, Harris County, Texas. Two of these individuals allege head injuries and all three allege hearing loss. The plaintiffs are seeking actual, punitive and exemplary damages against the defendants in an unstated amount. We believe all of the defendants have significant defenses to the plaintiffs' claims.



     Pursuant to a construction contract between us and U.S. Contractors, Inc., U.S. Contractors, Inc. originally agreed to defend and indemnify us in this suit up to $25 million. Under a contract between us and Albemarle Corporation, we are contractually obligated to defend Albemarle Corporation in this suit. We have also made a demand upon U.S. Contractors, Inc. to defend and indemnify Albemarle Corporation pursuant to the construction contract between us and U.S. Contractors, Inc. U.S. Contractors, Inc. and its insurance carrier have recently indicated to us that they may dispute their obligation to defend and indemnify us and Albemarle Corporation despite U.S. Contractors, Inc.'s prior agreement to defend and indemnify us.


     Due to uncertainty regarding the litigation process, the scope and interpretation of contractual indemnity provisions and the status of any insurance coverage, we cannot assure you that the ultimate outcome of the foregoing matters will not have a material adverse effect on us.


Texas Nuisance Actions



     In a case entitled Crye, et al. vs. Reichhold Chemicals, Inc., et al. (Case No. 97-24399), over 7,000 plaintiffs filed suit against MEMC Pasadena and approximately 31 other companies operating industrial facilities along I-10 and along the Houston Ship Channel in Harris County, Texas. The suit was filed in the 334th Judicial District, Harris County, Texas. MEMC Pasadena was served in this matter on December 30, 1998. In a similar case entitled Gerlich, et al. vs. Merichem Company, et al. (Case No. 98-59745), almost 400 plaintiffs filed suit against MEMC Pasadena and approximately 26 other companies operating industrial facilities along I-10 and along the Houston Ship Channel in Harris County, Texas. The suit was filed in the 80(th) Judicial District, Harris County, Texas. MEMC Pasadena was served in this matter on February 2, 1999.



     In both cases, plaintiffs allege that defendants have discharged various pollutants into the air, soil, ground and surface water. Plaintiffs also allege that these facilities generate deafening noise, sickening foul odors and glaring and intrusive lights. Plaintiffs have sued all defendants alleging nuisance, trespass, negligence and gross negligence. Plaintiffs are seeking an injunction and actual and exemplary damages in an unstated amount. We are in the process of evaluating these lawsuits. Because these suits were only recently served on us, we have not fully evaluated our potential exposure, if any. Due to the early stage of our investigation of these lawsuits and the uncertainty regarding the status of any insurance coverage, we cannot assure you that the ultimate outcome of these matters will not have a material adverse effect on us.



     For certain other potential disputes see "Risk Factors -- Because The Public Is Focusing More Attention On The Environmental Impact Of Our Industry And Our Manufacturing Operations, Environmental Laws And Regulations May Become More Stringent In The Future And Could Force MEMC To Expand Capital To Comply With Such Laws" on page 15.


EMPLOYEES


     At January 31, 1999, we had approximately 6,000 full-time employees and 100 temporary workers worldwide. We intend to close our Spartanburg, South Carolina facility in the first half of 1999 and withdraw from our joint venture in Luoyang, China during the first quarter of 1999. As of January 31, 1999, approximately 530 full-time employees worked at our Spartanburg, South Carolina facility and joint venture in Luoyang, China.


     We have not experienced any material work stoppages at any of our facilities during the last several years. We believe our relationships with employees are satisfactory.

YEAR 2000

     Many existing software programs, computers and other types of equipment were not designed to accommodate the Year 2000 and beyond. If not corrected, these computer applications and equipment could fail or create erroneous results. For us, this could disrupt purchasing, manufacturing, sales, finance and other support areas and affect our ability to timely deliver silicon wafers with the exacting specifications required by our customers, thereby causing potential lost sales and additional expenses.

Our State of Readiness

     We have created a Year 2000 Project Team that is comprised of a Program Office, including a Global Project Manager, Customer and Vendor Management groups and Year 2000 representatives from all sites around the world, including our unconsolidated joint ventures. This team is responsible for planning and monitoring all Year 2000 activities and reporting to our executive management. Our Chief Financial Officer is the sponsor for the Year 2000 project and reports to our Board of Directors on a periodic basis.

     Our Year 2000 project encompasses both information and non-information systems within MEMC as well as the investigation of the readiness of our strategic suppliers/business partners. Our goal is to have all Year 2000 issues resolved by June 1999, with Year 2000 issues relating to the most critical business systems (i.e., financial, order processing) resolved by the first quarter of 1999. To that end, we have inventoried and assessed the Year 2000 readiness of the following:

     - In-house Applications -- Those applications that are developed and supported in-house or purchased applications that are heavily customized and supported in-house. This classification also includes end-user-developed applications deemed critical to the business.

     - Business Software (Purchased) -- Applications purchased from an outside vendor and used for automating business processes (i.e., financial systems, order processing systems, purchasing systems).

     - Manufacturing Software (Purchased) -- Applications purchased from an outside vendor and used for automating manufacturing processes.

     - Personal Computer Software (Purchased) -- All software packages resident on personal computers. This includes things such as operating systems, word processing software, communications software, project management software, and spreadsheet software.

     - Infrastructure Software (Purchased) -- Purchased software used in the client/server and network environments.

     - IT Hardware -- Information Technology hardware components including midrange machines, personal computers, printers, network hardware.

     - Facilities & Utilities -- Components in the office and manufacturing supporting systems environments. Types of components include: copy machines, fax machines, telephone/communications systems, security systems, fire alarm/control, electrical, waste treatment, alarms, and air handlers.

     - Manufacturing Equipment -- Shop floor equipment such as clean rooms, crystal pullers, epitaxial reactors, inspection, lab, lappers, laser markers, measurement tools, grinders, polishers, slicers, and wet benches.


     In-House Applications. We are evaluating the extent to which modifications of our in-house applications will be necessary to accommodate the Year 2000 and are modifying our in-house applications to enable continued processing of data into and beyond the Year 2000. This phase of our Year 2000 project is approximately 75% complete and we anticipate completing remediation and testing of our in-house applications by the end of the first quarter of 1999.



     Purchased Software. We are obtaining, where feasible, contractual warranties from systems vendors that their products are or will be Year 2000 compliant. We have completed approximately 85% of our Year 2000 project related to business software, approximately 55% of our Year 2000 project related to manufacturing software, and approximately 75% of our Year 2000 project for personal computer software. We have substantially completed our Year 2000 project related to infrastructure software. We expect this phase of our Year 2000 project to be completed by the end of the first quarter of 1999. We require Year 2000 contractual warranties from all vendors of new software and hardware. In addition, we are testing newly purchased computer hardware and software systems in an effort to ensure their Year 2000 compliance.



     Embedded Systems. For in-house embedded systems, we are modifying our systems to enable the continuing functioning of equipment into and beyond the Year 2000. For third party embedded systems, we are obtaining, where feasible, contractual warranties from systems vendors that their products are or will be Year 2000 compliant. We have completed this phase of our Year 2000 project for our hardware. We have completed approximately 65% of our Year 2000 project with respect to facilities and utilities, and approximately 55% of our Year 2000 project with respect to manufacturing equipment. We anticipate having fully tested such embedded systems by the end of the second quarter of 1999.


     Suppliers/Business Partners. We have also communicated with our strategic suppliers and equipment vendors seeking assurances that they will be Year 2000 ready. Our goal is to obtain as much detailed information as possible about our strategic suppliers'/business partners' Year 2000 plans so as to identify those companies which appear to pose a significant risk of failure to perform their obligations to us as a result of the Year 2000. We have compiled detailed information regarding all of our strategic suppliers and equipment vendors. This analysis will be an ongoing process during our Year 2000 project. For those strategic suppliers and equipment vendors that do not respond as to their status or whose responses are not satisfactory, we intend to develop contingency plans to ensure that sufficient resources are available to continue with business operations.


Costs to Address the Year 2000


     Spending for modifications and updates is being expensed as incurred and is not expected to have a material impact on our results of operations or cash flows. The cost of our Year 2000 project is being funded through borrowings. We estimate that our total incremental Year 2000 expenditures will be in the range of $5-7 million. Through January 31, 1999, we have expended approximately $2.3 million of incremental costs which consists mainly of contracting programmers and consulting costs associated with the evaluation, assessment and remediation of computer systems and manufacturing equipment. We anticipate that contract programming costs will be our most significant cost as the Year 2000 project proceeds to completion.


Risk Analysis


     Like most large business enterprises, we are dependent upon our own internal computer technology and rely upon the timely performance of our suppliers/business partners. A large-scale Year 2000 failure could impair our ability to timely deliver silicon wafers with the exacting specifications required by our customers, thereby causing potential lost sales and additional expenses. Our Year 2000 project seeks to identify and minimize this risk and includes testing of our in-house applications, purchased software and embedded systems to ensure that all such systems will function before and after the Year 2000. We are continually refining our understanding of the risk the Year 2000 poses to our strategic suppliers/business partners based upon information obtained through our surveys. This refinement will continue into mid-1999.


Contingency Plans


     Our Year 2000 project includes the development of contingency plans for business critical systems and manufacturing equipment as well as for strategic suppliers/business partners to attempt to minimize disruption to our operations in the event of a Year 2000 failure. We will be formulating plans to address a variety of failure scenarios, including failures of our in-house applications, as well as failures of strategic suppliers/business partners. We anticipate that we will complete Year 2000 contingency planning by March 1999.


Cautionary Statement

     Year 2000 issues are widespread and complex. While we believe we will address them on a timely basis, we cannot assure you that we will be successful or that these problems will not materially adversely affect our business or results of operations. To a large extent, we depend on the efforts of our customers, suppliers and other organizations with which we conduct transactions to address their Year 2000 issues, over which we have no control.


     The statements regarding the expected outcome and timing of Year 2000 efforts are forward-looking statements. Actual results could differ materially from our expectations. See "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 17.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


     The VEBA group owns [65.2]% of the outstanding shares of MEMC common stock, including the shares of MEMC common stock purchased by VEBA Zweite in the private placement. VEBA Corporation and VEBA Zweite are owned by VEBA AG and its
subsidiaries. On           , 1999, we sold [14,146,667] shares of MEMC common
stock to VEBA Zweite at $[7.50] per share for aggregate net proceeds of approximately $105.9 million. See "Recent Developments -- Financial Restructuring Plan -- Private Placement to VEBA Zweite and the Rights Offering" on page 20. VEBA Zweite has also agreed to purchase all shares not subscribed for by other stockholders in the rights offering, subject to certain conditions that are customary in a firm commitment underwriting. See "The Rights Offering -- Standby Agreement with VEBA Zweite" on page 33.


     In an effort to minimize conflicts of interest by members of our Board of Directors affiliated with VEBA AG or other related parties, the Audit Committee generally approves or ratifies any material transaction with a related party. Our Audit Committee currently consists of two independent directors.


     In 1998, we made payments to VEBA Corporation and certain of its affiliates for raw materials, equipment, office space, services, credit commitments and interest. We also reimbursed VEBA Corporation and certain of its affiliates for certain insurance premiums paid on our behalf. The following discussion summarizes our significant agreements and arrangements with VEBA Corporation and its affiliates.


SERVICE AGREEMENT


     We have entered into a service agreement with VEBA Corporation (as successor to Huls Corporation), which requires VEBA Corporation to provide us with accounting services and office space. According to the terms of the service agreement, either party may terminate the service agreement at any time on 30 days' notice. The service agreement also may be modified from time to time by mutual consent of the parties. We believe that the terms of the service agreement are comparable to terms that we could obtain from unrelated third parties. We terminated our accounting services with VEBA Corporation during 1998. In 1998, we paid VEBA Corporation approximately $478,000 under this agreement.



     We had arrangements with an affiliate of VEBA AG that permitted this affiliate to use our computer hardware to implement its software systems. The affiliate paid us $67,000 in 1998 pursuant to these arrangements. These arrangements terminated in 1998.


AGREEMENT FOR COMMUNICATION SERVICES

     We have an arrangement with VEBA Corporation covering our communication service needs. Our arrangement allows us to participate with VEBA Corporation and several of its affiliates in a communication services agreement between VEBA Corporation and AT&T. The term of the communication services agreement expires in 2001. In return for volume pricing discounts, VEBA Corporation provided AT&T with minimum revenue commitments for each contract year during the term of the communication services agreement. We entered into a reimbursement agreement with VEBA Corporation which requires us to reimburse VEBA Corporation if our payments to AT&T under the communication services agreement do not meet certain specified minimum levels for each contract year. Because of the combined volume of VEBA Corporation and its affiliates (including our volume), we believe that the pricing terms available to us under the communication services agreement are no less favorable than we could obtain if we independently entered into a contract for similar communication services. To date, we have not made any reimbursement payments to VEBA Corporation under this agreement.

LOAN AGREEMENTS AND GUARANTEES


     We have entered into credit and loan arrangements with VEBA AG and its affiliates. See "Recent Developments -- Financial Restructuring Plan -- Debt Restructuring" beginning on page 20 and "Recent Developments -- Short Term Line of Credit With An Affiliate of VEBA AG" on page 22. We and an affiliate of VEBA AG have guaranteed certain indebtedness of PHC with an aggregate principal amount outstanding of approximately $581,000 as of January 31, 1999, the latest portion of which matures in March 1999. Neither we nor the affiliate of VEBA AG has been required to make any payments under these guarantees. We have agreed to indemnify the affiliate of VEBA AG with respect to its guarantee. We have agreed to pay the affiliate of VEBA AG an annual fee of 1/8 of one percent calculated on the outstanding principal balance under the PHC credit agreements for this guarantee. In 1998, we incurred approximately $47.9 million in interest, commitment fees and other financing fees to VEBA Corporation and certain of its affiliates.


TAX AGREEMENTS


     From 1990 to 1995, we were a party to various tax sharing agreements with VEBA Corporation and its affiliates. The tax sharing agreements provided a method to determine each party's respective federal income tax liabilities. In 1995, we entered into a tax disaffiliation agreement with VEBA Corporation terminating the tax sharing agreements. As a result, we are now responsible for our own federal, state, and local tax returns and tax liabilities. Pursuant to the terms of the tax disaffiliation agreement, we agreed with VEBA Corporation to indemnify each other from and against any additional federal income tax liability attributable to each other's operations that is determined to be due with respect to taxable periods covered by the tax sharing agreements.


REGISTRATION RIGHTS AGREEMENT


     Pursuant to a registration rights agreement, as amended in connection with the private placement, we granted VEBA AG and its affiliates the right to demand registration under the Securities Act of 1933 of its shares of MEMC common stock, including shares purchased in the private placement and shares that may be purchased under the standby commitment or otherwise. The demand rights are exercisable and must be exercised for at least 25% of MEMC common stock covered by the registration rights agreement. We may be required to effect up to three such demand registrations. VEBA AG and its affiliates will bear the expenses of any such demand registration. We are not obligated to take any action to register shares of MEMC common stock owned by VEBA AG and its affiliates:


     - during the period starting 30 days prior to the estimated date of filing of, and ending 90 days after the effective date of, any other registration statement filed by us under the Securities Act;

     -  more than once during any six-month period; and


     - for up to 90 days after a request from VEBA AG or its affiliates if our president certifies that our Board of Directors has determined that such registration would interfere with a material transaction then being pursued by us.



In addition, except in certain circumstances and subject to certain limitations, if we propose to register any shares of MEMC common stock under the Securities Act, VEBA AG or any affiliate of VEBA AG will be entitled to require us to include all or a portion of the shares of MEMC common stock which VEBA AG or such affiliate owns in such registration. We will bear the expenses of any such "piggyback" registration, other than underwriting discounts, commissions and filing fees relating to MEMC common stock to be sold by VEBA AG or its affiliates. In addition, we have agreed to indemnify any underwriter in connection with any registration made pursuant to the registration rights agreement against certain liabilities, including liabilities under the Securities Act.


TREASURY MANAGEMENT


     Pursuant to an informal arrangement, we participate in VEBA AG's global treasury management system. As a condition to our participation, we offer VEBA AG or an affiliate a right of first refusal to act as our financial intermediary in transacting our currency hedging activities. As a result of this arrangement, we have entered into a number of foreign exchange hedging contracts using VEBA AG or an affiliate as our financial intermediary. We believe that our hedging arrangements with VEBA AG or an affiliate allow for transactions on terms that are comparable to terms available from unrelated third party financial intermediaries. Consistent with our past practice, we may deposit with VEBA AG or certain of its affiliates on a short term basis our excess cash on hand at market rates of interest. We believe that the interest rates received under these short term arrangements are comparable to market rates received for similar transactions from non-affiliated persons. The treasury management arrange-ments may be modified from time to time or terminated at any time on short notice, either by us or VEBA AG or certain affiliates.


AGENCY AND SERVICES AGREEMENTS WITH AFFILIATED COMPANIES


     Through our wholly owned Italian subsidiary, MEMC Electronic Materials, S.p.A. and certain other foreign subsidiaries, we distributed our silicon products and silicon products manufactured by affiliated companies in various European countries and South Korea under certain agency and services agreements that covered the distribution arrangements. In the agency agreements, affiliates of VEBA AG provided sales agency, administrative and other related services to MEMC Electronic Materials, S.p.A. in conjunction with the distribution of silicon products in the various countries. In return for these services, MEMC Electronic Materials, S.p.A. paid these affiliates of VEBA AG on a commission or cost plus commission basis. During 1998, we terminated these agency agreements. We believe that the terms of the agency agreements were comparable to those that we could have obtained from unrelated third parties. In 1998, we paid approximately $1.5 million to affiliates of VEBA AG under these agency agreements.


PURCHASES AND SALES OF RAW MATERIALS, FINISHED PRODUCTS AND EQUIPMENT


     We purchase raw materials from an affiliate of VEBA AG pursuant to a supply contract dated December 31, 1995. The supply contract has a term of five years. We believe that the prices we pay for raw materials under this supply contract are not materially different from those which we could obtain from third parties for similar products. In 1998, we paid approximately $7.8 million for raw materials purchased under this supply contract.



     We also have purchased equipment from Steag Microtech, Inc., an entity in which VEBA AG holds a significant minority ownership interest. We believe that the price we paid for this equipment was not materially different from the price that we could have obtained from unrelated third parties for comparable equipment. In 1998, we purchased approximately $6.1 million of equipment from Steag Microtech, Inc.


SAP SOFTWARE SUBLICENSE

     We expect to obtain the use of SAP R/3 software to integrate our business processes through a sublicense from VEBA AG. However, if we were to cease being an indirect subsidiary of VEBA AG, we may incur higher maintenance charges from SAP AG or its affiliates because of our inability to continue to benefit from VEBA AG's volume pricing.

INSURANCE


     We participate in a marine cargo insurance policy maintained by VEBA AG or an affiliate. In 1998, we paid premiums of $60,980 under this policy. We also participate in a blended liability insurance policy sponsored by an unrelated third party. Our participation in the blended liability policy was arranged by VEBA AG. The premiums on the blended liability policy are paid by VEBA AG on our behalf. We reimburse VEBA AG for these premiums. In 1998, we reimbursed VEBA AG in the amount of $1.4 million for a three-year premium paid under this policy. We believe that the total premiums paid for the marine cargo policy and the blended liability policy are comparable to premiums that are available from unrelated third parties.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     Bryan Cave LLP, our special counsel, has advised us that the following discussion as to legal matters is its opinion as to the material United States federal income tax consequences of the rights offering. Their opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable final, temporary and proposed Treasury Regulations, judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service, and upon the facts concerning MEMC as of today. We cannot assure you that the Internal Revenue Service will not disagree with their opinion, and we are not requesting a ruling from the Internal Revenue Service. Legislative, judicial or administrative changes or interpretations may be issued in the future that could alter or modify their opinion. Such changes or interpretations could be retroactive and therefore affect the tax consequences to you.

     Moreover, the opinion of Bryan Cave LLP does not purport to fully address all aspects of federal income taxation that may be relevant to you, especially if you are subject to special treatment under the federal income tax laws. For example, if you are a bank, dealer in securities, life insurance company, tax-exempt organization or foreign taxpayer, this discussion may not cover all relevant tax issues. Also this opinion does not address applicable tax consequences if you hold MEMC common stock as part of a hedging, straddle, constructive sale, conversion or other risk reduction transaction. This opinion also does not address any aspect of state, local or foreign tax laws.

     This opinion is only applicable to you if you hold MEMC common stock, and/or will hold the rights and any shares of MEMC common stock you acquire upon the exercise of rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING TO YOU.

ISSUANCE OF THE RIGHTS

     If you hold MEMC common stock on the record date, more likely than not you will not be required to recognize taxable income upon the receipt of the rights.

     Subject to certain exceptions, a distribution by a corporation to its stockholders of rights to acquire stock in the distributing corporation is not taxable. An exception to this general rule applies in the case of a distribution which constitutes a "disproportionate distribution" with respect to any class or classes of stock of the corporation. A distribution of stock rights constitutes a "disproportionate distribution" if it is a part of a distribution or a series of distributions (including deemed distributions) that has the effect of the receipt of property (including cash) by some stockholders and an increase in the proportionate interests of other stockholders in the assets or earnings and profits of the distributing corporation.

     The distribution of the rights to all stockholders except the VEBA group, more likely than not, will not constitute a taxable distribution based on representations by MEMC that:


     - the private placement to VEBA Zweite was made with the expectation of promptly thereafter making the distribution of rights to the remaining stockholders, which may be exercised on the same economic terms as the private placement,


     -  there is a single class of stock outstanding, and

     - there has not been nor is there expected to be any property distributions to any stockholder in connection with the distribution of rights.


     If despite these representations, the Internal Revenue Service were to conclude that the distribution of rights is independent from the private placement to VEBA Zweite and there were other property distributions to shareholders in connection with the distribution of rights, based on the absence of any direct authority, the Internal Revenue Service could treat the distribution of rights as a taxable distribution, with the result that a person receiving a right would recognize a dividend, taxable as ordinary income, in an amount equal to the fair market value of the right received, but only to the extent of the current and accumulated earnings and profits of MEMC. To the extent the deemed distribution exceeds the current and accumulated earnings and profits of MEMC, such excess would be treated first as a nontaxable recovery of adjusted tax basis in the MEMC common stock with respect to which the right was distributed and then as gain from the sale or exchange of the MEMC common stock. A person's tax basis in a right received in a taxable distribution would equal the fair market value of the right as of the date of distribution of the right. A person's holding period in the rights would begin on the day following the date of distribution of the rights. We intend to treat the distribution of rights as a nontaxable distribution.


     Except as provided above, the following discussion assumes that the distribution of the rights will be treated as a nontaxable distribution.

BASIS AND HOLDING PERIOD OF THE RIGHTS

     If you hold MEMC common stock on the record date, your basis in the rights received by you will be zero. If, however, either

     - the fair market value of the rights on the date we issue the rights is 15% or more of the fair market value (on that same date) of MEMC common stock (which could occur if unanticipated market demand for rights develops); or

     - you properly elect under Section 307 of the Internal Revenue Code in your federal income tax return to allocate part of the basis of your MEMC common stock to the rights;

then your basis in your shares of MEMC common stock will be allocated between the MEMC common stock and the rights in proportion to the fair market values of each on the date we issue the rights.

     The holding period of your rights will include your holding period (as of the date of issuance) for the MEMC common stock with respect to which we distributed the rights to you.

     If you purchase rights, your basis in the rights will be equal to your purchase price for the rights. Your holding period for those rights will begin on the date following the date you purchase the rights.

TRANSFER OF THE RIGHTS

     If you sell or exchange your rights, you generally will recognize gain or loss equal to the difference between the amount you realized and your basis, if any, in the rights. Such gain or loss generally will be capital gain or loss so long as you held the rights as a capital asset at the time of the sale or exchange. Gain or loss from an asset held for more than one year will generally be taxable as long term capital gain or loss. If you recognize any such long term capital gain, the Internal Revenue Service will generally tax such gain at a maximum rate of 20%.

EXPIRATION OF THE RIGHTS

     If your basis in your rights is zero, and you allow your rights to expire unexercised, you will not recognize any gain or loss.

     If you have a basis in your rights and you allow your rights to expire unexercised, you will recognize a loss equal to the basis of those rights. Any loss you recognize on the expiration of your rights will be a capital loss if the MEMC common stock obtainable by you after the exercise of the rights would be a capital asset.

EXERCISE OF THE RIGHTS; BASIS AND HOLDING PERIOD OF ACQUIRED SHARES

     You will not recognize any gain or loss upon the exercise of your rights. Your basis in each share of MEMC common stock you acquire through exercise of your rights will equal the sum of the subscription price you paid to exercise your rights and your basis, if any, in the rights. Your holding period for the MEMC common stock you acquire through exercise of your rights will begin on the date you exercise your rights.

SALE OR EXCHANGE OF COMMON STOCK

     If you sell or exchange shares of MEMC common stock, you will generally recognize gain or loss on the transaction. The gain or loss you recognize is equal to the difference between the amount you realize on the transaction and your basis in your shares you sold. Such gain or loss generally will be capital gain or loss so long as you held the shares as a capital asset at the time of the sale or exchange. Gain or loss from an asset held for more than one year will generally be taxable as long term capital gain or loss. If you recognize any such long term capital gain, the Internal Revenue Service will generally tax such gain at a maximum rate of 20%.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under the backup withholding rules of the Internal Revenue Code, you may be subject to 31% backup withholding with respect to any reportable payments made to you pursuant to the rights offering. You will not be subject to backup withholding if you:

     - Are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or

     - Provide a correct taxpayer identification number and certify under penalties of perjury that your taxpayer identification number is correct and that you are not subject to backup withholding because you previously failed to report all dividends and interest income.

     Any amount withheld under these rules will be credited against your federal income tax liability. We may require you to establish your exemption from backup withholding or make other arrangements with respect to the payment of backup withholding.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF THE RIGHTS OFFERING TO YOUR PARTICULAR TAX SITUATION, INCLUDING STATE AND LOCAL INCOME AND OTHER TAX LAWS.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary of our capital stock and highlights some of the provisions of our Certificate of Incorporation and By-Laws. We have also summarized a provision of the General Corporation Law of Delaware (commonly known as the DGCL). Since the terms of our Certificate of Incorporation and By-Laws, and the DGCL may differ from the general information we are providing, you should only rely on the actual provisions of the Certificate of Incorporation, the By-Laws or the DGCL. If you would like to read the Certificate of Incorporation or By-Laws, they are on file with the Securities and Exchange Commission.

GENERAL

     Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK


     As a holder of MEMC common stock, you are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. You are entitled to receive dividends declared by our Board of Directors. The right of our Board of Directors to declare dividends, however, is subject to the rights of any holders of our preferred stock and the availability of sufficient funds to pay the dividends. See "Dividend Policy" on page 23. If we liquidate MEMC, you will be entitled to share ratably with the other stockholders in the distribution of all assets that we have left after we pay all of our liabilities, and all of our obligations to the holders of preferred stock. You have no preemptive rights to subscribe for additional shares of MEMC and no right to convert your MEMC common stock into any other securities. In addition, you do not have the benefit of a sinking fund for your shares of MEMC common stock. Your MEMC common stock is not redeemable by us.


PREFERRED STOCK

     Your rights as a holder of MEMC common stock may be affected by any preferred stock that we may issue. As of the date of this prospectus, we have not issued any preferred stock and we do not have any plans to issue any preferred stock in the future. However, our Board of Directors is authorized to issue up to 50,000,000 shares of preferred stock. The issuance of preferred stock could adversely affect your voting power as a holder of MEMC common stock and could have the effect of delaying, deferring or impeding a change in control of MEMC.

     If we authorize the issuance of preferred stock, our Board of Directors has the authority to determine whether any or all shares of authorized preferred stock should be issued as a class without series or in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock. The rights and restrictions on the preferred stock may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.

SHARES OWNED BY THE VEBA GROUP


     The [35,637,609] shares that will be owned by the VEBA group ([48,157,609] shares, if no rights holder (other than the VEBA group) exercises its rights) are not freely transferable. The VEBA group may not sell its shares without registration under the Securities Act of 1933 unless an exemption from registration is available, such as under Rule 144. Under Rule 144, the VEBA group may sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of MEMC common stock and the average weekly trading volume during the four calendar weeks preceding such sale. We have granted to VEBA AG and its affiliates certain registration rights, as described under "Certain Relationships and Related Party Transactions -- Registration Rights Agreement" on page 46.


PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS THAT MAY HAVE ANTI-TAKEOVER EFFECTS

     Certain provisions of our Certificate of Incorporation and By-Laws may have an anti-takeover effect. These provisions may delay, defer or make more difficult a takeover attempt of MEMC that you may consider not to be in your best interest. However, because the VEBA group can currently (and after the rights offering will continue to be able to) elect all members of our Board of Directors and control the outcome of most matters submitted to a vote of stockholders, such provisions currently have limited significance to you. See "Risk Factors -- VEBA AG's Control of MEMC Could Prevent a Favorable Acquisition of MEMC" on page 10.


Board of Directors

     Our Certificate of Incorporation provides the following concerning our Board of Directors:

     - The Board of Directors is divided into three classes; each class contains a relatively equal number of members;

     - Members of the Board of Directors serve in staggered three-year terms, so approximately one-third of the members are elected annually;

     - The number of members on the Board of Directors is between five and fifteen;

     - Directors may be removed with or without cause by the holders of a majority of the shares of capital stock then entitled to vote at an election of directors; and

     - Vacancies on the Board of Directors may be filled by a majority of the remaining members of the Board of Directors, unless any director determines that the stockholders should fill the vacancy.

Stockholder Consents and Special Meetings

     Our Certificate of Incorporation provides that you and the other stockholders may take action only by unanimous written consent if the action is not taken at a meeting of stockholders. Our By-Laws provide that special meetings of stockholders may be called only upon the request of the holders of a majority of the outstanding MEMC common stock, by the Chairman of the Board or by a majority of the Board of Directors.

Stockholder Proposals or Nominations

     To bring a stockholder proposal you must follow the procedures set forth in our By-Laws and to nominate a candidate to our Board of Directors, you must follow the procedures set forth in our Certificate of Incorporation. The advance notice procedures bringing either a stockholder proposal at an annual meeting or a stockholder nomination for a candidate for the Board of Directors at an annual meeting or special meeting called for the purpose of electing directors, are summarized as follows:

     - Your proposal or nomination must be received by our Secretary not less than 60 days and not more than 90 days before (after the 1999 annual meeting this period for a stockholder proposal will be not less than 90 days and not more than 120 days before) the anniversary date of the previous annual meeting of stockholders, or

     - If the meeting is not held within 30 days of the anniversary date of the previous annual meeting or if the meeting is a special meeting called for the purpose of electing directors, then your proposal or nomination must be received by the Secretary within 10 days after the notice of the meeting is mailed to stockholders.

     You must include the following information in your notice of a stockholder proposal:

     - A brief reasoned description of the business to be brought at the meeting;

     -  Your name and record address;

     - The class and number of shares of capital stock you own either of record or beneficially;

     - A description of any agreements you may have with other persons in connection with the proposal; and

     - A representation that you will appear in person or by proxy at the meeting.

     Your notice of a nomination of a candidate to our Board of Directors must include the following:

     -  The name, age, business address and residence of the nominee;

     -  The principal occupation of the nominee;

     -  The class and number of shares of our capital stock the nominee owns;

     -  Your name and record address;

     -  The class and number of shares of capital stock you own;

     -  A description of any agreements you may have with the nominee;

     - A representation that you will appear in person or by proxy at the meeting; and

     - Other information regarding the nominee and yourself as required by the Securities Exchange Act of 1934, as amended.

Limitation of Liability of Directors

     The Certificate of Incorporation limits the Directors' liability to stockholders and MEMC. Specifically, a director is not liable to MEMC or you, as one of its stockholders, for monetary damages for breach of fiduciary duty as a director, except for liability for a director's

     -  Breach of his or her duty of loyalty to MEMC or our stockholders;

     - Acts or omissions that are either not in good faith or which involve his or her intentional misconduct or a knowing violation of law;

     - Unlawful dividend payments or stock redemptions or repurchases pursuant to Section 174 of the DGCL; and

     - Participation in a transaction from which he or she received an improper personal benefit.

     The effect of these provisions on you is to eliminate your rights and our rights (through stockholders' derivative suits on behalf of MEMC) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions, however, will not limit the liability of directors to you under federal securities laws.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

     Because we are a Delaware corporation, Delaware law may have an effect on your rights as a stockholder. In particular, Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term "business combination" is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

     This prohibition is effective unless:

     - The business combination is approved by the corporation's board of directors prior to the time the interested stockholder becomes an interested stockholder;

     - The interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or

     - The business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.


     In general, the prohibitions do not apply to business combinations with persons who became interested stockholders prior to the corporation becoming subject to Section 203, which generally takes place when a corporation's voting stock becomes publicly traded or is held of record by more that 2,000 stockholders. VEBA Corporation is not subject to the restrictions on "business combinations" under Section 203. Moreover, for purposes of Section 203, our Board of Directors has approved of the transfer of shares of MEMC common stock by VEBA Corporation to VEBA Zweite, VEBA AG or one of its specified subsidiaries. Because of this approval, we may engage in the future in any "business combination" with any of these parties as well as VEBA Corporation.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for MEMC common stock and the rights is Harris Trust and Savings Bank, 111 West Monroe, P.O. Box 755, Chicago, Illinois 60690.

                              PLAN OF DISTRIBUTION


     We are making this rights offering directly to you, the holders of MEMC common stock other than the VEBA group. We have retained NationsBanc Montgomery Securities LLC and J.P. Morgan Securities Inc. to act as the dealer managers in connection with the rights offering. The dealer managers have accompanied us on meetings that we have had with certain investors after the filing of the registration statement to solicit their participation in the rights offering, and may continue to solicit participation by investors throughout the rights offering. The dealer managers are not obligated, and do not intend, to purchase any of the shares offered in the rights offering.


     We will pay the dealer managers a fee of $1,200,000. We have agreed to pay NationsBanc Montgomery Securities LLC $500,000 in connection with certain additional advisory services it is performing. In addition, we will reimburse an estimated $270,000 of the dealer managers' expenses incurred in connection with the rights offering.

     The total compensation MEMC will pay to the dealer managers, including reimbursement of estimated expenses, is as follows:

NationsBanc Montgomery Securities
  LLC.............................  $1,237,500
J.P. Morgan Securities Inc........  $  732,500
                                    ----------
                                    $1,970,000
                                    ==========


     We will pay Morrow & Co., Inc., the information agent, a fee of approximately $16,000 and Harris Trust and Savings Bank, the subscription agent, a fee of approximately $20,000.



     We estimate that our total expenses in connection with the rights offering, including fees to the dealer managers, Morrow & Co., Inc., and Harris Trust and Savings Bank, will be $2,787,005.


     We have agreed to indemnify the dealer managers for certain liabilities, including civil liabilities under the Securities Act of 1933. We have also agreed to contribute to payments that the dealer managers may need to make arising out of such liabilities.

     Other than the dealer managers, we have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

     Until the distribution of the MEMC common stock in the rights offering is completed, the rules of the Securities and Exchange Commission may limit the ability of the dealer managers to bid for and purchase MEMC common stock. As an exception to these rules, the dealer managers are permitted to engage in certain transactions that stabilize the price of the MEMC common stock so long as stabilizing bids do not exceed a specified maximum. The dealer managers do not currently intend to engage in stabilizing transactions. However, if they do engage in stabilizing transactions, such transactions will occur on the New York Stock Exchange and in compliance with the rules of the SEC, and will consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the MEMC common stock. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of such purchases. Neither we nor either of the dealer managers makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MEMC common stock. In addition, neither we nor either of the dealer managers makes any representation that the dealer managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


     The dealer managers are also acting as our financial advisors in connection with the rights offering. In their capacity as financial advisors, they have advised us regarding the size, pricing and structure of the private placement to VEBA Zweite and the rights offering. Their advice has included assistance in determining the purchase price for the private placement, the subscription price, and the impact of the private placement and the rights offering on us and our stockholders from a financial point of view. They have also discussed with management and the special committee of the Board of Directors the possible effects of the private placement and the rights offering. NationsBanc Montgomery Securities LLC also performed analyses to assist us in determining the appropriate and desirable pricing terms for the private placement and the rights offering. The dealer managers are not making a recommendation as to whether or not you should exercise your rights. You should make your decision based on your own assessment as to whether to exercise your rights.

     The dealer managers or some of their affiliates have performed in the past and may perform in the future other financial advisory and investment banking services for us. We have paid, and may in the future pay, such parties compensation for their services. In addition, affiliates of J.P. Morgan Securities Inc. have performed financial advisory and investment banking services for VEBA AG and its affiliates, and a retired vice chairman and director of an affiliate of J.P. Morgan Securities Inc. is a member of the supervisory board of VEBA AG.

                                    LAWYERS

     Bryan Cave LLP, St. Louis, Missouri, represented the Company in connection with the rights offering. Cooley Godward LLP, Palo Alto, California, represented the dealer managers in connection with the rights offering.

                                    EXPERTS


     KPMG LLP, independent auditors, audited our consolidated financial statements and schedules as of December 31, 1998, 1997 and 1996 and for each of the four years in the period ended December 31, 1998. We incorporate by reference those financial statements in this prospectus with the permission of KPMG and rely on KPMG's reports given upon their authority as experts in accounting and auditing.



     KPMG San Tong Corp., independent auditors, audited PHC's financial statements as of December 31, 1998, 1997 and 1996 and for the years then ended. We incorporate by reference those financial statements in this prospectus with the permission of KPMG San Tong Corp. and rely on their report given upon their authority as experts in accounting and auditing.



     KPMG Certified Public Accountants, independent auditors, audited Taisil Electronic Materials Corporation's financial statements as of and for the year ended December 31, 1998 and 1997 and for the years then ended. We incorporate by reference those financial statements in this prospectus with the permission of KPMG Certified Public Accountants and rely on their report given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 covering the shares of MEMC common stock to be issued in the rights offering. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement. Our descriptions in this prospectus concerning the contents of any contract, agreement or documents are not necessarily complete. For those contracts, agreements or documents that we filed as exhibits to the registration statement, you should read the exhibit for a more complete understanding of the document or subject matter involved.

     Because we are subject to the informational requirements of the Securities Exchange Act of 1934, we file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, including the attached exhibits and schedules, and any reports, proxy statements or other information that we file at the SEC's public reference room in Washington, D.C. at 450 Fifth Street, N.W., 20549. You can request copies of these documents by writing to the SEC and paying a duplicating charge. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms in other cities. The SEC makes our filings available to the public on its Internet site (http://www.sec.gov). In addition, you may inspect such reports and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this prospectus, except for any information directly superseded by information contained in this prospectus.

     We incorporate by reference into this prospectus the following documents (SEC File No. 1-13828), which contain important information about us and our business and financial results:


     - our Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended on Form 10-K/A filed on October 22, 1998, on Form 10-K/A filed on December 10, 1998 and on Form 10-K/A filed on March 2, 1999;



     - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, as each was amended on a Form 10-Q/A filed on March 2, 1999;



     -  our Current Reports on Form 8-K dated April 14, 1998 (filed April 14,
        1998), October 21, 1998 (filed October 22, 1998), October 22, 1998
        (filed October 27, 1998), January 26, 1999 (filed January 28, 1999), February 17, 1999 (filed March 1, 1999) and March 2, 1999 (filed March 2, 1999); and


     - the description of the MEMC common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 21, 1995.

     We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the expiration of the rights offering. The SEC allows us to incorporate by reference into this prospectus such documents. You should consider any statement contained in this prospectus (or in a document incorporated into this prospectus) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.


     YOU MAY GET COPIES OF ANY OF THE INCORPORATED DOCUMENTS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED) AT NO CHARGE TO YOU BY WRITING OR CALLING JANINE ORF, DIRECTOR, INVESTOR RELATIONS, MEMC ELECTRONIC MATERIALS, INC., 501 PEARL DRIVE (CITY OF O'FALLON), ST. PETERS, MISSOURI 63376 (TELEPHONE: (314) 279-5500).

------------------------------------------------------
------------------------------------------------------

MEMC ELECTRONIC MATERIALS, INC. HAS NOT AUTHORIZED ANY PERSON TO GIVE YOU INFORMATION THAT DIFFERS FROM THE INFORMATION IN THIS PROSPECTUS. YOU SHOULD RELY SOLELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, EVEN IF THE PROSPECTUS IS DELIVERED TO YOU AFTER THE PROSPECTUS DATE, OR YOU BUY MEMC COMMON STOCK AFTER THE PROSPECTUS DATE.

                      ------------------------------------

                               TABLE OF CONTENTS
                      ------------------------------------


                                         Page
                                        -------
Questions & Answers About the Rights
  Offering.............................       2
Prospectus Summary.....................       4
Risk Factors...........................       8
Cautionary Statement Regarding Forward-
  Looking Statements...................      17
Recent Developments....................      19
Use of Proceeds........................      22
Dividend Policy........................      23
Price Range of Common Stock............      23
Capitalization.........................      24
The Rights Offering....................      25
Business...............................      35
Certain Relationships and Related Party
  Transactions.........................      45
Certain Federal Income Tax
  Considerations.......................      47
Description of Capital Stock...........      51
Plan of Distribution...................      54
Lawyers................................      55
Experts................................      55
Where You Can Find More Information....      55


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                              [12,520,000] Shares


                      MEMC ELECTRONIC MATERIALS, INC. LOGO

                                MEMC Electronic
                                Materials, Inc.
                                  Common Stock
                      ------------------------------------

                                   PROSPECTUS
                      ------------------------------------
                             NationsBanc Montgomery

                                 Securities LLC

                               J.P. Morgan & Co.

                                          , 1999
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.


SEC Registration Fee........................................  $   26,105
NASD Filing Fee.............................................       9,900
NYSE Listing Fee............................................      75,000
Dealer Manager Fees and Expenses............................   1,970,000
Subscription Agent Fee......................................      20,000
Information Agent Fee.......................................      16,000
Printing and Engraving Expenses.............................     125,000
Legal Fees and Expenses.....................................     250,000
Accounting Fees and Expenses................................     250,000
Miscellaneous...............................................      45,000
                                                              ----------
  Total.....................................................  $2,787,005
                                                              ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation contains such a provision.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Company's Restated Certificate of Incorporation contains such a provision.

ITEM 16. EXHIBITS

     See Index to Exhibits.

ITEM 17. UNDERTAKINGS

(a)        The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri, on March 2, 1999.


                                          MEMC ELECTRONIC MATERIALS, INC.


                                          By:      /s/ JAMES M. STOLZE


                                            ------------------------------------
                                            James M. Stolze


                                              Executive Vice President


                                              and Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities on the dates indicated.



                  SIGNATURE                                     TITLE                           DATE
                  ---------                                     -----                           ----
*                                                President, Chief Executive Officer         March 2, 1999
---------------------------------------------    and Director (Principal Executive
Klaus R. von Horde                               Officer)

/s/ JAMES M. STOLZE                              Executive Vice President and Chief         March 2, 1999
---------------------------------------------    Financial Officer (Principal
James M. Stolze                                  Financial and Accounting Officer)

*                                                Director                                   March 2, 1999
---------------------------------------------
Dr. Hans Michael Gaul

*                                                Director                                   March 2, 1999
---------------------------------------------
Helmut Mamsch

*                                                Director                                   March 2, 1999
---------------------------------------------
Willem D. Maris

*                                                Director                                   March 2, 1999
---------------------------------------------
Paul T. O'Brien

*                                                Director                                   March 2, 1999
---------------------------------------------
Dr. Alfred Oberholz

*                                                Director                                   March 2, 1999
---------------------------------------------
Michael B. Smith

*                                                Director                                   March 2, 1999
---------------------------------------------
Ludger H. Viefhues



*By: /s/ JAMES M. STOLZE

     ---------------------------------------------------------

     James M. Stolze, Attorney-In-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  *1.1     Form of Dealer Manager Agreement among MEMC and NationsBanc
           Montgomery Securities LLC and J.P. Morgan Securities Inc.
   3.1     Restated Certificate of Incorporation of the Company
           (incorporated by reference to Exhibit 3-a of the Company's
           Form 10-Q for the quarter ended June 30, 1995 (File No.
           1-13828))
   3.2     Restated By-laws of the Company (incorporated by reference to Exhibit 3-b of the Company's Form 10-Q for the quarter
           ended September 30, 1995 (File No. 1-13828))
   4.1     Form of Rights Certificate to Subscribe for Shares of Common
           Stock of the Company
   5.1     Opinion of Bryan Cave LLP
  *5.1(a)  Opinion of Richards, Layton & Finger, P.A.
  *8.1     Tax Opinion of Bryan Cave LLP
  10.1     Purchase Agreement dated October 22, 1998 between the
           Company and VEBA Corporation (incorporated by reference to
           Exhibit 2 of the Schedule 13D dated October 30, 1998 filed by VEBA Aktiengesellschaft and VEBA Corporation with respect to the Company)
 *10.1(a)  First Amendment to Purchase Agreement
  10.1(b)  Second Amendment to Purchase Agreement
  10.2     Standby Agreement dated October 22, 1998 between the Company and VEBA Corporation (incorporated by reference to Exhibit 3 of the Schedule 13D dated October 30, 1998 filed by VEBA
           Aktiengesellschaft and VEBA Corporation with respect to the
           Company)
  10.3     Form of Amendment to Registration Rights Agreement by and
           between VEBA Corporation and MEMC
  10.4     Revolving Credit Agreement by and between VEBA Corporation and MEMC dated February 26, 1999
  23.1     Consents of Bryan Cave LLP (included in Exhibits 5.1 and
           8.1)
  23.2     Consent of KPMG LLP
  23.3     Consent of KPMG San Tong Corp.
  23.4     Consent of KPMG Certified Public Accountants
  23.5     Consent of Richards, Layton & Finger, P.A. (included in
           Exhibit 5.1(a))
 *24.1     Power of Attorney
 *99.1     Form of Instructions for Use of MEMC Rights Certificates
 *99.2     Form of Notice of Guaranteed Delivery for Subscription
           Rights
 *99.3     Form of DTC Participant Over-Subscription Exercise Form
 *99.4     Announcement of Rights Offering Distributed to Record and
           Beneficial Holders on December 7, 1998
 *99.5     Form of Letter to Stockholders Who Are Record Holders
 *99.6     Form of Letter to Stockholders Who Are Beneficial Holders
 *99.7     Form of Letter to Clients of Stockholders Who Are Beneficial
           Holders
 *99.8     Form of Nominee Holder Certification Form
 *99.9     Substitute Form W-9 for Use with the Rights Offering
 *99.10    Form of Beneficial Owner Election Form
 *99.11    Form of Subscription Agent Agreement by and between MEMC and
           Harris Trust and Savings Bank
 *99.12    Information Agent Agreement, dated December 7, 1998, by and between MEMC and Morrow & Co., Inc.
  99.13    Consent of NationsBanc Montgomery Securities LLC


---------------

 * Previously filed.